Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

US LEC CORP.,

PAETEC CORP.,

WC ACQUISITION HOLDINGS CORP.,

WC ACQUISITION SUB U CORP.

AND

WC ACQUISITION SUB P CORP.

DATED AS OF AUGUST 11, 2006

AGREEMENT AND PLAN OF MERGER

i

	(l)	Environmental Matters	28
	(m)	Intellectual Property	28
	(n)	Compliance with Communications Laws	30
	(o)	Brokers	30
	(p)	Opinion of Financial Advisors	30
	(q)	Contracts	31
	(r)	Real Property	32
	(s)	Right-of-Way Agreements and Network Facilities	32
	(t)	Tax-Free Treatment	33
	(u)	Certain PAETEC Agreements	33
	(v)	Insurance	34
	(w)	Customers and Suppliers	34
	(x)	Title to Property	35
	(y)	PAETEC Stockholders’ Agreement	35
SECTION 3.2	Representations and Warranties of US LEC		35
	(a)	Organization, Standing and Corporate Power; Charter Documents; Subsidiaries	35
	(b)	Capital Structure	36
	(c)	Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents	38
	(d)	SEC Documents; Financial Statements	41
	(e)	Information Supplied	43
	(f)	Absence of Certain Changes or Events	43
	(g)	Compliance with Applicable Laws; Permits; Litigation	44
	(h)	Labor and Other Employment Matters	45
	(i)	Benefit Plans	46
	(j)	Taxes	47
	(k)	Affiliate Transactions	49
	(l)	Environmental Matters	49
	(m)	Intellectual Property	50
	(n)	Compliance with Communications Laws	51
	(o)	Brokers	51
	(p)	Opinion of Financial Advisors	52
	(q)	Contracts	52
	(r)	Real Property	53
	(s)	Right-of-Way Agreements and Network Facilities	53
	(t)	Tax-Free Treatment	54
	(u)	Insurance	54
	(v)	Customers and Suppliers	55
	(w)	Title to Property	55
	(x)	State Takeover Statutes	55
	(y)	US LEC Preferred Stock Agreements	56

Exhibit R-1	Repurchase Agreement
Exhibit R-2	PAETEC Voting Agreements
Exhibit 1.7(a)-1	Company Charter
Exhibit 1.7(a)-2	Company By-Laws
Exhibit 1.7(b)	Certain Officer Positions of the Company
Exhibit 1.8	Members of the Board of Directors of the Company
Exhibit 3.1(c)(vi)	Independent PAETEC Designees
Exhibit 3.2(c)(vi)	Independent US LEC Designees
Exhibit 5.12	Form of Affiliate Letter Agreement
Exhibit 5.14(a)	Commitment Letter
Exhibit 8.3(r)	PAETEC Ancillary Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 11, 2006, by and among US LEC Corp., a Delaware corporation (“US LEC”), PAETEC Corp., a Delaware corporation (“PAETEC”), WC ACQUISITION HOLDINGS CORP., a Delaware corporation and a wholly-owned direct subsidiary of PAETEC (the “Company”), WC ACQUISITION SUB U CORP., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub U”), and WC ACQUISITION SUB P CORP., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub P”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of US LEC and PAETEC have deemed it advisable and fair to and in the best interests of their respective corporations and their respective stockholders that US LEC, PAETEC and the other parties engage in a business combination in order to advance their respective long-term strategic business interests; and

WHEREAS the respective Boards of Directors of US LEC, PAETEC, the Company, Merger Sub U and Merger Sub P have approved the consummation of the business combination upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which Merger Sub U and Merger Sub P will merge, respectively, with and into US LEC and PAETEC, respectively, whereby, subject to the terms of Article II, each share of Class A Common Stock, par value $.01 per share, of US LEC (the “US LEC Common Stock”) will be converted into the right to receive the US LEC Merger Consideration (as defined in Section 2.1(a)) and each share of Class A Common Stock, par value $.01 per share, of PAETEC (the “PAETEC Common Stock”) will be converted into the right to receive the PAETEC Merger Consideration (as defined in Section 2.1(d)) (such transactions are referred to herein individually as the “US LEC Merger” and the “PAETEC Merger,” respectively, and collectively as the “Mergers”), as a result of which the holders of US LEC Common Stock and PAETEC Common Stock will together own all of the outstanding shares of Common Stock, par value $.01 per share, of the Company (the “Company Common Stock”) (and the Company will, in turn, own all of the outstanding shares of Common Stock, par value $.01 per share, of the surviving corporation in the US LEC Merger (the “Surviving US LEC Common Stock”) and all of the outstanding shares of Common Stock, par value $.01 per share, of the surviving corporation in the PAETEC Merger (the “Surviving PAETEC Common Stock”));

WHEREAS, the Board of Directors of PAETEC has determined that this Agreement and the transactions contemplated hereby are in the best interests of PAETEC and its stockholders and has determined to recommend to its stockholders adoption of this Agreement and approval of the transactions contemplated hereby (the “PAETEC Stockholder Approval”); and

WHEREAS, pursuant to a Preferred Stock Repurchase Agreement, dated as of the date hereof, among the holders of the US LEC Preferred Stock (as defined in Section 3.2(b)(i)),

US LEC, (for the limited purposes set forth therein) PAETEC, and (for the limited purposes set forth therein) the Former Class B Stockholders (as defined therein), attached hereto as Exhibit R-1 (the “Repurchase Agreement”), immediately prior to or as of the Effective Time (as defined in Section 1.3), US LEC shall repurchase all of the issued and outstanding US LEC Preferred Stock; and

WHEREAS, the Board of Directors of US LEC has determined that this Agreement and the transactions contemplated hereby are in the best interests of US LEC and its stockholders and has determined to recommend to its stockholders (together with the recommendation of the Board of Directors of PAETEC, the “Recommendations”) adoption of this Agreement and approval of the transactions contemplated hereby, the Company Charter Amendment (as defined in Section 1.7(a)) and the New Equity Plan (as defined in Section 5.11(e)) (the “US LEC Stockholder Approval”); and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the parties’ willingness to enter into this Agreement, (a) certain stockholders of US LEC have entered into the Repurchase Agreement, pursuant to which, among other things, each such stockholder has agreed with US LEC and PAETEC, subject to the terms and conditions set forth in the Repurchase Agreement, to vote in favor of the US LEC Stockholder Approval matters (the “US LEC Voting Agreements”) and (b) certain stockholders of PAETEC have entered into the voting agreements attached hereto as Exhibit R-2 (the “PAETEC Voting Agreements”) pursuant to which each such stockholder has agreed with PAETEC and US LEC, subject to the terms and conditions set forth therein, to vote in favor of the PAETEC Stockholder Approval matters; and

WHEREAS, for United States federal income tax purposes, it is intended that the US LEC Merger together with the PAETEC Merger shall qualify as an integrated series of transfers to which Section 351 of the Internal Revenue Code of 1986, as amended (the “Code“), shall apply;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

SECTION 1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the US LEC Effective Time (as defined in Section 1.3), Merger Sub U shall be merged with and into US LEC in accordance with Section 251 of the DGCL. In the US LEC Merger, US LEC shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of US LEC and Merger Sub U in accordance with the DGCL (the “US LEC Surviving Corporation”), and the separate corporate existence of Merger Sub U shall cease. As a result of the US LEC Merger, US LEC shall become a wholly-owned direct subsidiary of the Company.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the PAETEC Effective Time (as defined in Section 1.3), Merger Sub P shall be merged with and into PAETEC in accordance with Section 251 of the DGCL. In the PAETEC Merger, PAETEC shall be the surviving corporation and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of PAETEC and Merger Sub P in accordance with the DGCL (the “PAETEC Surviving Corporation”), and the separate corporate existence of Merger Sub P shall cease. As a result of the PAETEC Merger, PAETEC shall become a wholly-owned direct subsidiary of the Company.

SECTION 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York 10036-6522, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

SECTION 1.3 Effective Time of the US LEC Merger and the PAETEC Merger. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, US LEC shall cause the US LEC Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “US LEC Certificate of Merger”) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL and PAETEC shall cause the PAETEC Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “PAETEC Certificate of Merger”) with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The US LEC Merger shall become effective at such time as the US LEC Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as US LEC and PAETEC shall agree and specify in the US LEC Certificate of Merger, which date shall be not more than 90 days after the date the US LEC Certificate of Merger is received for filing (the time the US LEC Merger becomes effective being hereinafter referred to as the “US LEC Effective Time”) and the PAETEC Merger shall become effective at such time as the PAETEC Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as US LEC and PAETEC shall agree and specify in the PAETEC Certificate of

Merger, which date shall be not more than 90 days after the date the PAETEC Certificate of Merger is received for filing (the time the PAETEC Merger becomes effective being hereinafter referred to as the “PAETEC Effective Time”). The parties shall cause the PAETEC Effective Time and the US LEC Effective Time to occur simultaneously, and such time shall hereinafter be referred to as the “Effective Time.”

SECTION 1.4 Effects of the Mergers. At the US LEC Effective Time, the US LEC Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. At the PAETEC Effective Time, the PAETEC Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. PAETEC and its subsidiaries hereby disclaim any intent to subject themselves to any ongoing liabilities or obligations under any agreement to which US LEC or any of its subsidiaries is a party, except as may occur by operation of law as a result of the Mergers.

SECTION 1.5 Organizational Documents of US LEC, PAETEC and the Company.

(a) At the US LEC Effective Time, (i) the certificate of incorporation of US LEC, as in effect immediately prior to the US LEC Effective Time, shall be the certificate of incorporation of the US LEC Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws (as defined in Section 3.1(g)(ii)) and (ii) the by-laws of US LEC, as in effect immediately prior to the US LEC Effective Time, shall be the by-laws of the US LEC Surviving Corporation until thereafter changed or amended as provided therein, in the certificate of incorporation of the US LEC Surviving Corporation or by Applicable Laws.

(b) At the PAETEC Effective Time, (i) the certificate of incorporation of PAETEC, as in effect immediately prior to the PAETEC Effective Time, shall be the certificate of incorporation of the PAETEC Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws and (ii) the by-laws of PAETEC, as in effect immediately prior to the PAETEC Effective Time, shall be the by-laws of the PAETEC Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the PAETEC Surviving Corporation or by Applicable Laws.

SECTION 1.6 Directors and Officers of the US LEC Surviving Corporation and the PAETEC Surviving Corporation.

(a) The directors of US LEC at the US LEC Effective Time shall, from and after the US LEC Effective Time, be the directors of the US LEC Surviving Corporation until their successors have been duly elected or appointed and qualified.

(b) The officers of US LEC at the US LEC Effective Time shall, from and after the US LEC Effective Time, continue to be the officers of the US LEC Surviving Corporation until their successors have been duly elected or appointed and qualified.

(c) The directors of PAETEC at the PAETEC Effective Time shall, from and after the PAETEC Effective Time, be the directors of the PAETEC Surviving Corporation until their successors have been duly elected or appointed and qualified.

(d) The officers of PAETEC at the PAETEC Effective Time shall, from and after the PAETEC Effective Time, continue to be the officers of the PAETEC Surviving Corporation until their successors have been duly elected or appointed and qualified.

SECTION 1.7 Governance of the Company.

(a) PAETEC and the Company shall take all appropriate action so that, immediately prior to the Effective Time, subject to US LEC obtaining such vote of its stockholders as shall be necessary to approve the Company Charter (as defined in this Section 1.7(a)) (such matter, the “Company Charter Amendment”), (i) the certificate of incorporation of the Company shall be in the form attached as Exhibit 1.7(a)-1 hereto (the “Company Charter”) and (ii) the by-laws of the Company shall be in the form attached as Exhibit 1.7(a)-2 hereto (the “Company By-Laws”).

(b) The Company shall cause Mr. Arunas A. Chesonis to be appointed as the Chairman of the Board and Chief Executive Officer of the Company, Mr. Richard T. Aab to be appointed as the Vice Chairman of the Board of the Company, and the individuals listed on Exhibit 1.7(b) hereto to be appointed to the positions with the Company set forth therein, in each case, effective as of the Effective Time. Among the responsibilities of the Vice Chairman of the Board of the Company shall be participation in all corporate governance-related matters. Except as provided in the first sentence of this Section 1.7(b), Officer (as such term is defined for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and other key management positions at the Company and, subject to Section 1.6, its Subsidiaries (as defined in Section 8.3(s)), shall be filled effective as of the Effective Time at the discretion of the Chief Executive Officer of the Company as of the Effective Time, subject to approval (i) by the Vice Chairman of the Board of the Company (which approval shall not be unreasonably withheld, delayed or conditioned) and (ii) to the extent required by Applicable Laws or the Company’s by-laws, by the Company’s Board of Directors after the Effective Time. After the Effective Time, changes in Officer and other key management positions at the Company and its Subsidiaries shall be made in accordance with Applicable Laws and the Company’s by-laws as in effect from time to time.

(c) Prior to the Effective Time, PAETEC and the Company shall cause the Company to change its name to PAETEC Communications Corp.

SECTION 1.8 Directors of the Company at the Effective Time.

(a) As of the Effective Time, the Board of Directors of the Company shall cause the number of directors that shall constitute the full Board of Directors of the Company at the Effective Time to be nine and the number of directors that shall constitute each committee of the Board of Directors of the Company in full to be at least three. Eight of the members of the Board of Directors of the Company, and the class of the Board of Directors of the Company to which each such member shall be appointed or elected, at the Effective Time shall be as provided in Exhibit 1.8 attached hereto. Prior to the Effective Time, the Board of Directors of PAETEC shall designate the ninth member of the Board of Directors of the Company to be appointed or elected as of the Effective Time pursuant to this Section 1.8(a) and, upon delivery of such designation to the Board of Directors of US LEC, Exhibit 1.8 shall be deemed amended to include the name of such designee. Such ninth member of the Board of Directors of the Company to be so designated shall qualify as an “independent director” with respect to the Company within the meaning of Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market LLC (an “Independent Director”).

(b) As of the Effective Time, and continuing until the third anniversary of the Effective Time: (i) the number of Continuing PAETEC Directors and Continuing US LEC Directors (each as defined in this Section 1.8(b)) serving on the Board of Directors of the Company shall be maintained at six and three, respectively, and the ratio of Continuing PAETEC Directors to Continuing US LEC Directors serving on each committee of the Board of Directors of the Company, other than the Continuing PAETEC Directors Committee (as defined in this Section 1.8(b)) and the Continuing US LEC Directors Committee (as defined in this Section 1.8(b)), shall be maintained at two to one, respectively; (ii) all vacancies on the Board of Directors of the Company or on a committee thereof created by the cessation of service of a Continuing PAETEC Director for any reason shall be filled by a nominee designated to the Board of Directors of the Company by a committee of the Board of Directors of the Company constituted solely of the Continuing PAETEC Directors (the “Continuing PAETEC Directors Committee”); and (iii) all vacancies on the Board of Directors of the Company or on a committee thereof created by the cessation of service of a Continuing US LEC Director for any reason shall be filled by a nominee designated to the Board of Directors of the Company by a committee of the Board of Directors of the Company constituted solely of the Continuing US LEC Directors (the “Continuing US LEC Directors Committee”). The terms “Continuing PAETEC Directors” and “Continuing US LEC Directors” shall for purposes of this Agreement mean, respectively, the directors of PAETEC or US LEC, as the case may be, who were appointed or designated to serve as directors of the Company as of the Effective Time pursuant to Section 1.8(a), and any other directors of the Company who take office after the Effective Time and prior to the third anniversary of the Effective Time who are nominated or designated to the Board of Directors of the Company by the Continuing PAETEC Directors Committee or the Continuing US LEC Directors Committee, as the case may be.

(c) The provisions of Sections 1.8(a) and 1.8(b) shall be incorporated into the Company By-Laws. Following the Effective Time, the provisions of Sections 1.8(a) and 1.8(b) as so incorporated shall be subject to amendment in accordance with the terms of the Company Charter and the Company By-Laws, as each may thereafter be changed and amended as provided therein or by Applicable Laws, and upon the effectiveness of the Company By-Laws, such provisions hereof shall no longer be operative and binding with respect to the Company other than as provisions of the Company By-Laws.

ARTICLE II

EFFECTS OF THE MERGERS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the US LEC Effective Time or the PAETEC Effective Time, as applicable, by virtue of the US LEC Merger or the PAETEC Merger, as applicable, and without any action on the part of any party or the holders of any shares of capital stock of any party:

(a) Conversion of US LEC Common Stock. Subject to Sections 2.1(g) and 2.1(h), each share of US LEC Common Stock issued and outstanding immediately prior to the US LEC Effective Time, other than any shares of US LEC Common Stock to be canceled pursuant to Section 2.1(b), shall be automatically converted into and become the right to receive one (the “US LEC Exchange Ratio”) fully paid and nonassessable share of Company Common Stock (the “US LEC Merger Consideration”). As a result of the US LEC Merger, at the US LEC Effective Time, each holder of a US LEC Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except that such US LEC Certificate shall represent only the right to receive the US LEC Merger Consideration deliverable in respect of the shares of US LEC Common Stock represented by such US LEC Certificate immediately prior to the US LEC Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such US LEC Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed US LEC Certificate, Section 2.2(i)).

(b) Cancellation of Shares. Each share of US LEC Common Stock that is owned by US LEC, PAETEC or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub U Common Stock. Each share of Common Stock, par value $0.01 per share, of Merger Sub U issued and outstanding immediately prior to the US LEC Effective Time shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the US LEC Surviving Corporation.

(d) Conversion of PAETEC Common Stock. Subject to Sections 2.1(g), 2.1(h) and 2.1(i), each share of PAETEC Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of PAETEC Common Stock to be canceled pursuant to Section 2.1(e), shall be automatically converted into and become the right to receive 1.623 (the “PAETEC Exchange Ratio”) fully paid and nonassessable shares of Company Common Stock (the “PAETEC Merger Consideration” and together with the US LEC Merger Consideration, the “Merger Consideration”). As a result of the PAETEC Merger, at the PAETEC Effective Time, each holder of a PAETEC Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except that such PAETEC Certificate shall represent only the right to receive the PAETEC Merger Consideration deliverable in respect of the shares of PAETEC Common Stock represented by such PAETEC Certificate immediately prior to the PAETEC Effective Time, any cash in lieu of fractional shares payable pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such PAETEC Certificate in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed PAETEC Certificate, Section 2.2(i)).

(e) Cancellation of Shares. Each share of PAETEC Common Stock that is owned by US LEC, PAETEC or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Conversion of Merger Sub P Common Stock. Each share of Common Stock, par value $0.01 per share, of Merger Sub P issued and outstanding immediately prior to the PAETEC Effective Time shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the PAETEC Surviving Corporation.

(g) Fractional Shares. No fraction of a share of Company Common Stock shall be issued by virtue of the Mergers, but in lieu thereof each holder of shares of PAETEC Common Stock or US LEC Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all shares of Company Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate or Certificates (as defined in Section 2.2(b)), receive from the Company an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) the fractional share interest (after aggregating all shares of Company Common Stock that would otherwise be received by such holder) which such holder would otherwise receive, multiplied by (ii) the average of the closing prices of one share of US LEC Common Stock on the NASDAQ Global Market (“NASDAQ”) for the five consecutive trading days immediately prior to the Closing Date.

(h) Adjustments to Exchange Ratios.

(i) So as to maintain the relative proportionate interests of the holders of the PAETEC Common Stock and the US LEC Common Stock in the Company Common Stock immediately following the Effective Time intended by this Agreement as of the date hereof, the PAETEC Exchange Ratio, the PAETEC Merger Consideration, the US LEC Exchange Ratio and the US LEC Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, PAETEC Common Stock, US LEC Common Stock or Company Common Stock), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to PAETEC Common Stock, US LEC Common Stock or Company Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time.

(ii) US LEC and PAETEC agree that they will review together the trading prices in the US LEC Common Stock in the period following public announcement of the transactions contemplated by this Agreement with a view to assessing the ability of the Company Common Stock to satisfy the $5.00 per share minimum bid price requirement for initial listing of the Company Common Stock on NASDAQ (the “Minimum Trading Price Test”). If, based on such trading prices, it appears reasonably likely that the trading prices of the Company Common Stock would appear to fail to meet the Minimum Trading Price Test, US LEC and PAETEC will decrease both the US LEC Exchange Ratio and the PAETEC Exchange Ratio, in such a manner as shall maintain the relative proportionate interests of the holders of the PAETEC Common Stock and the US LEC Common Stock in the Company Common Stock immediately following the Effective Time intended by this Agreement as of the date hereof, so as to decrease the total number of shares of Company Common Stock to be issued in the Mergers and thereby increase the expected trading prices for the Company Common Stock to a level reasonably sufficient to meet the Minimum Trading Price Test. More than one adjustment to the US LEC Exchange Ratio and the PAETEC Exchange Ratio may be made under this Section 2.1(h)(ii). US LEC and PAETEC will determine whether any such adjustment should be made both before the mailing of the Joint Proxy Statement (as defined in Section 3.1(e)) and before the US LEC Stockholders’ Meeting (as defined in Section 5.1(b)) and the PAETEC Stockholders’ Meeting (as defined in Section 5.1(b)) are held, and may make any such adjustment even if such an adjustment would require a postponement of the US LEC Stockholders’ Meeting and the PAETEC Stockholders’ Meeting and the preparation, clearance with the SEC (as defined in Section 3.1(d)) and mailing of supplemental proxy materials.

(i) Dissenting Shares. Notwithstanding the provisions of Section 2.1(d), each share of PAETEC Common Stock issued and outstanding immediately prior to the PAETEC Effective Time and held by a holder who has not voted in favor of the PAETEC Merger or consented thereto in writing and who has demanded appraisal for such share of PAETEC Common Stock in accordance with the DGCL shall not be converted into a right to receive the PAETEC Merger Consideration to be paid with respect to such share of PAETEC Common Stock pursuant to Section 2.1(d) but shall be converted into the right to receive such consideration as may be determined to be due with respect to such share pursuant to the DGCL, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal. If, after the PAETEC Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, such share shall be deemed to have been converted as of the PAETEC Effective Time into a right to receive the PAETEC Merger Consideration to be paid with respect to such share pursuant to Section 2.1(d). PAETEC shall give US LEC prompt notice of any demands received by PAETEC for appraisal of shares of PAETEC Common Stock, and US LEC shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of US LEC, PAETEC shall not make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. As of the Effective Time, the Company shall engage an institution reasonably satisfactory to US LEC and PAETEC (and US LEC’s transfer agent shall be deemed satisfactory to US LEC and PAETEC) to act as exchange agent in connection with the Mergers (the “Exchange Agent”), pursuant to an agreement reasonably satisfactory to US LEC and PAETEC. At the Effective Time, the Company shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of PAETEC Common Stock and US LEC Common Stock immediately prior to the PAETEC Effective Time and the US LEC Effective Time, respectively, certificates representing the shares of Company Common Stock issuable pursuant to Sections 2.1(a) and 2.1(d). In addition, the Company shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make the payments in lieu of fractional shares pursuant to Section 2.1(g) and any dividends or distributions to which former holders of shares of PAETEC Common Stock and of US LEC Common Stock may be entitled pursuant to Section 2.2(c). All cash and certificates representing shares of Company Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Promptly after the Effective Time, and in any event within ten business days after the Effective Time, PAETEC shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the PAETEC Effective Time or the US LEC Effective Time, as applicable, represented outstanding shares of PAETEC Common Stock (the “PAETEC Certificates”) or of US LEC Common Stock (the “US LEC Certificates” and together with the PAETEC Certificates, the “Certificates”), which at the PAETEC Effective Time or the US LEC Effective Time, as applicable, were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to US LEC and PAETEC) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Company Common Stock, cash in lieu of any fractional shares pursuant to Section 2.1(g) and any dividends or other distributions payable pursuant to Section 2.2(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is requested), payment by cash or check in lieu of fractional shares which such holder is entitled to receive pursuant to Section 2.1(g) and any dividends or distributions payable pursuant to Section 2.2(c), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of PAETEC Common Stock or US LEC Common Stock which is not registered in the transfer records of PAETEC or US LEC, respectively, a certificate representing the proper number of shares of Company Common Stock may be issued to a Person (as defined in Section 8.3(q)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes (as defined in Section 3.1(j)(xi)) required by reason of the issuance of shares of Company Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Company that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the PAETEC Effective Time or the US LEC

Effective Time, as applicable, to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(g) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(g) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares; Voting. All shares of Company Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Company in respect of Company Common Stock, the record date for which dividend or other distribution is after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Notwithstanding the foregoing, no dividends or other distributions with respect to shares of Company Common Stock with a record date after the Effective Time shall be delivered to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1(g), until such Certificate has been surrendered in accordance with this Article II. Subject to Applicable Laws, following surrender of any such Certificate, there shall be delivered to the record holder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Company Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.1(g) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock. Notwithstanding any provision to the contrary in Section 2.1(a), 2.1(d) or 2.2(b), holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Company stockholders that number of whole shares of Company Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) No Further Ownership Rights in PAETEC Common Stock or US LEC Common Stock. All shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(g) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares of PAETEC Common Stock or US LEC Common Stock, as applicable, previously represented by such Certificates. After the PAETEC Effective Time and the US LEC Effective Time, the stock transfer books of PAETEC and US LEC, respectively, shall be closed and there shall be no further registration of transfers on the stock transfer books of the PAETEC Surviving Corporation or the US LEC Surviving Corporation, respectively, of the shares of PAETEC Common Stock or US LEC Common Stock, respectively, which were outstanding immediately prior to the PAETEC Effective Time or the US LEC Effective Time, respectively. If, after the PAETEC Effective Time or the US LEC Effective Time, respectively, Certificates are presented to the PAETEC Surviving Corporation or the US LEC Surviving Corporation, respectively, or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates one year after the Effective Time shall be delivered to the Company, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Company for delivery of their claim for the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock pursuant to Section 2.1(g) and any dividends or distributions pursuant to Section 2.2(c).

(f) No Liability. None of the Company, PAETEC, US LEC or the Exchange Agent or any of their respective directors, officers, employees or agents shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any PAETEC Certificate or US LEC Certificate shall not have been surrendered prior to seven years after the PAETEC Effective Time or the US LEC Effective Time, respectively, or immediately prior to such earlier date on which any shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock or any dividends or distributions with respect to Company Common Stock issuable in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 8.3(f)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of the Company, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company, provided that no such investment or loss thereon shall affect the amounts payable to former stockholders of PAETEC or US LEC after the Effective Time pursuant to this Article II. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article II shall promptly be paid to the Company.

(h) Withholding Rights. The Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of PAETEC Common Stock or US LEC Common Stock immediately prior to the PAETEC Effective Time or the US LEC Effective Time, respectively, such amounts as the Company or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock as may be required pursuant to Section 2.1(a) or 2.1(d), cash in lieu of fractional shares pursuant to Section 2.1(g) and any dividends or distributions payable pursuant to Section 2.2(c); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to the Company, or a bond in such sum as the Company may reasonably direct as indemnity, against any claim that may be made against the Company or the Exchange Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of PAETEC. Except as disclosed in the disclosure schedule dated as of the date of this Agreement and executed and delivered by PAETEC to US LEC concurrently with or prior to the execution and delivery by PAETEC of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “PAETEC Disclosure Schedule”)), PAETEC represents and warrants to US LEC as follows:

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. PAETEC and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(l)) on PAETEC and its Subsidiaries, taken as a whole. Each of PAETEC and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(ii) Charter Documents. Except as may be disclosed in the PAETEC Reports (as defined in Section 3.1(f)), PAETEC has delivered or made available to US LEC prior to the execution of this Agreement complete and correct copies of (A) the Restated Certificate of Incorporation of PAETEC (including all certificates of designation), as amended and currently in effect (the “PAETEC Charter”), and the Amended and Restated Bylaws of

PAETEC, as amended and currently in effect (the “PAETEC By-Laws,” and, together with the PAETEC Charter, the “PAETEC Organizational Documents”), and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each Subsidiary of PAETEC, including the Company, Merger Sub U and Merger Sub P, as amended and currently in effect (collectively, the “PAETEC Subsidiary Organizational Documents”), and each such instrument is in full force and effect. PAETEC is not in material violation of the PAETEC Organizational Documents and no Subsidiary of PAETEC is in material violation of its PAETEC Subsidiary Organizational Documents. PAETEC has made available to US LEC complete and accurate minute books of PAETEC and its Subsidiaries, except for documents with respect to consideration and/or approval of the transactions contemplated hereby.

(iii) Subsidiaries. Except as may be disclosed in the PAETEC Reports, Section 3.1(a)(iii) of the PAETEC Disclosure Schedule lists each of the Subsidiaries of PAETEC, including the name of each such entity, the state or jurisdiction of its incorporation or organization and PAETEC’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of PAETEC have been validly issued and are fully paid and, with respect to the corporate Subsidiaries of PAETEC, nonassessable and are owned directly or indirectly by PAETEC, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens“) and free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) The authorized capital stock of PAETEC consists of 100,000,000 shares of PAETEC Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“PAETEC Preferred Stock”). At the close of business on August 9, 2006, (A) 30,168,997 shares of PAETEC Common Stock were issued and outstanding; (B) 6,546,526 shares of PAETEC Common Stock were held by PAETEC in its treasury; (C) no shares of PAETEC Preferred Stock were issued and outstanding; (D) warrants to purchase 355,666 shares of PAETEC Common Stock (the “PAETEC Plan Warrants”) were issued and outstanding under the PAETEC Communications, Inc. Agent Incentive Plan (the “PAETEC Agent Plan”); (E) 12,974,939 shares of PAETEC Common Stock were reserved for issuance in respect of outstanding options to acquire PAETEC Common Stock pursuant to the PAETEC 2001 Stock Option and Incentive Plan (the “PAETEC 2001 Plan”) and the PAETEC 1998 Incentive Compensation Plan (the “PAETEC 1998 Plan”) (such options are collectively referred to as the “PAETEC Plan Options”)); (F) 14,015 shares of PAETEC Common Stock were reserved for issuance in respect of outstanding options to purchase PAETEC Common Stock (in addition to the shares of PAETEC Common Stock reserved in respect of outstanding PAETEC Plan Options) (the “PAETEC Non-Plan Options”)) pursuant to the agreements set forth in Section 3.1(b)(i) of the PAETEC Disclosure Schedule (the PAETEC Plan Options and PAETEC Non-Plan Options, together with all other options to acquire shares of PAETEC Common Stock issued pursuant to the PAETEC 2001 Plan after August 9, 2006 and prior to the Effective Time, are collectively referred to as the “PAETEC Options”); (G) 4,552,834 shares of PAETEC Common Stock were reserved for issuance in respect of outstanding PAETEC Unit Awards (as defined in Section 5.11(a)(ii)) pursuant to the PAETEC Executive Incentive Plan (the “PAETEC Executive Plan” and, collectively with the PAETEC Agent Plan, the PAETEC 2001 Plan and the PAETEC 1998 Plan, the “PAETEC Stock Plans”) and the PAETEC 2001 Plan; (H) 40,000 shares of PAETEC Common Stock were reserved for issuance in respect of outstanding warrants to purchase PAETEC Common Stock (in addition to the shares of PAETEC Common Stock reserved for issuance pursuant to the PAETEC Plan Warrants) pursuant to the agreements set forth in Section 3.1(b)(i) of the PAETEC Disclosure Schedule (the “PAETEC Non-Plan Warrants” and, collectively with the PAETEC Plan Warrants, the “PAETEC Warrants”); and (I) 3,400,000 shares of PAETEC Common Stock were reserved for issuance pursuant to the Conversion and Exchange Agreement, dated as of June 8, 2006, as amended, among PAETEC and the Persons set forth on the signature pages thereof (the “Conversion Agreement” and, collectively with the PAETEC Stock Plans and the agreements evidencing the PAETEC Non-Plan Options and PAETEC Non-Plan Warrants, the “PAETEC Stock Agreements”). Each outstanding share of capital stock of PAETEC is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) All shares of PAETEC Common Stock subject to issuance under the PAETEC Stock Agreements, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(iii) No bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders of PAETEC may vote (the “PAETEC Voting Debt”) are issued or outstanding as of the date of this Agreement.

(iv) As of August 9, 2006, except as set forth in Section 3.1(b)(i) or as may be disclosed in the PAETEC Reports, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which PAETEC or any of its Subsidiaries is a party or by which any of them is bound obligating PAETEC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, PAETEC Voting Debt or other voting securities of PAETEC or any of its Subsidiaries, or obligating PAETEC or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of PAETEC Common Stock, all outstanding PAETEC Options and PAETEC Unit Awards, all outstanding PAETEC Warrants and all outstanding shares of capital stock of each Subsidiary of PAETEC have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts (as defined in Section 8.3(c)).

(v) Except as may be disclosed in the PAETEC Reports, neither PAETEC nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of PAETEC or any of its Subsidiaries or any securities of the type referred to in Section 3.1(b)(iv).

(vi) Other than in Subsidiaries of PAETEC, or as may be disclosed in the PAETEC Reports, as of the date hereof, neither PAETEC nor its Subsidiaries directly or indirectly beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business consistent with past practice and which are not individually or in the aggregate material to PAETEC and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of PAETEC or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of PAETEC or any other Person, other than (A) guarantees by PAETEC of any indebtedness or other obligations of any wholly-owned Subsidiary of PAETEC and (B) loans made in compliance with Applicable Laws in the ordinary course consistent with past practice to employees of PAETEC and its Subsidiaries.

(vii) Each of the Company, Merger Sub U and Merger Sub P was formed at the direction of PAETEC prior to the date hereof, solely for the purposes of effecting the Mergers and the other transactions contemplated hereby. Except as required by or provided for in this Agreement, each of the Company, Merger Sub U and Merger Sub P (A) does not hold, nor has it held, any assets, (B) does not have, nor has it incurred, any liabilities and (C) has not carried on any business activities other than in connection with the Mergers and the transactions contemplated hereby.

(viii) Neither PAETEC nor any of its Subsidiaries owns any shares of capital stock of US LEC or any of its Subsidiaries.

(ix) Each share of Company Common Stock to be issued in either the US LEC Merger or the PAETEC Merger shall be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. Each of PAETEC, the Company, Merger Sub U and Merger Sub P has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. PAETEC has all requisite corporate power and authority to enter into the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement (as defined in Section 8.3(r)), the Commitment Letter (as defined in Section 5.14(a)) and the Conversion Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by PAETEC, the Company, Merger Sub U and Merger Sub P, and the consummation by PAETEC, the Company, Merger Sub U and Merger Sub P of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Boards of Directors of PAETEC, the Company, Merger Sub U and Merger Sub P, and no other corporate proceedings on the part of PAETEC, the Company, Merger Sub U and Merger Sub P and, subject to compliance by PAETEC and the Company with Section 5.18, no other stockholder votes or consents are necessary under the DGCL for PAETEC, the Company, Merger Sub U and Merger Sub P to authorize this Agreement, to consummate the transactions contemplated hereby or to approve the other matters being considered by stockholders of US LEC at the US LEC Stockholders’ Meeting, other than, with respect to adoption of this Agreement and approval of the PAETEC Merger and the other transactions contemplated hereby and the approval of the other matters being considered by stockholders of US LEC at the US LEC Stockholders’ Meeting, the PAETEC Stockholder Approval and the filing of the PAETEC Certificate of Merger with the Secretary of State of the State of Delaware. The execution and delivery of the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement by PAETEC, and the consummation by PAETEC of the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action on the part of PAETEC, and no other corporate proceedings on the part of PAETEC are necessary to authorize the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter or the Conversion Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by PAETEC, the Company, Merger Sub U and Merger Sub P. The US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement have been duly executed and delivered by PAETEC. Assuming the due authorization, execution and delivery of this Agreement by US LEC, this Agreement constitutes a legal, valid and binding obligation of each of PAETEC, the Company, Merger Sub U and Merger Sub P, enforceable against PAETEC, the Company, Merger Sub U and Merger Sub P, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Laws”). Assuming the due authorization, execution and delivery of the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement by the counterparties thereto, the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement constitute legal, valid and binding obligations of PAETEC enforceable against PAETEC in accordance with their terms, subject to Creditors’ Laws.

(ii) Board Approval. The Board of Directors of PAETEC has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of PAETEC and its stockholders, (B) duly approved this Agreement, the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement, and duly approved the transactions contemplated hereby and thereby, which approval has not been rescinded or modified, (C) resolved to recommend this Agreement and the transactions contemplated hereby to its stockholders for adoption and approval and (D) subject to Section 5.1(b), directed that this Agreement and the transactions contemplated hereby be submitted to PAETEC’s stockholders for consideration and adoption and approval at a duly held meeting of such stockholders in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of PAETEC Common Stock is the only vote of the holders of any class or series of PAETEC capital stock necessary to approve and adopt this Agreement, and approve and consummate the transactions contemplated hereby, and no vote of stockholders of PAETEC is necessary to approve the other matters being considered by stockholders of US LEC at the US LEC Stockholders’ Meeting.

(iv) No Conflict. The execution and delivery of this Agreement, the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement by PAETEC, the Company, Merger Sub U and Merger Sub P (as applicable) do not, and the consummation by PAETEC, the Company, Merger Sub U and Merger Sub P (as applicable) of the transactions contemplated hereby and thereby and compliance by PAETEC, the Company, Merger Sub U and Merger Sub P (as applicable) with the provisions hereof and thereof will not, violate any provision of law, or any order, judgment or decree of any Governmental Entity, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of PAETEC or any of its Subsidiaries or any restriction on the conduct of PAETEC’s business or operations under, (A) the PAETEC Organizational Documents or the PAETEC Subsidiary Organizational Documents, (B) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any Contract to which PAETEC or any of its Subsidiaries is a party or PAETEC Licenses or Permits (as defined in Section 3.1(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.1(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PAETEC or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(v) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to PAETEC or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Commitment Letter and the Conversion Agreement by PAETEC, the Company, Merger Sub U or Merger Sub P (as applicable) or the consummation by PAETEC, the Company, Merger Sub U or Merger Sub P (as applicable) of the transactions contemplated hereby or thereby, except for:

(A) the filing of a pre-merger notification and report form by PAETEC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act“);

(B) the filing of the PAETEC Certificate of Merger and the US LEC Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with NASDAQ and the relevant authorities of other states in which PAETEC, the Company, Merger Sub U or Merger Sub P is qualified to do business, such filings as may be necessary in accordance with state securities or other “blue sky” laws, and such filings as may be necessary to record or perfect security interests or mortgages in personal or real property;

(C) the PAETEC Stockholder Approval and the delivery of documents or information to the PAETEC Stockholders as may be required by Delaware law in connection therewith;

(D) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices to the Federal Communications Commission (the “FCC”);

(E) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to those state public service or public utility commissions or similar state regulatory bodies set forth in Section 3.1(c)(v)(E) of the PAETEC Disclosure Schedule;

(F) the consents, waivers, approvals, orders or authorizations set forth in Section 3.1(c)(v)(F) of the PAETEC Disclosure Schedule;

(G) the filing with the SEC of:

(1) The Form S-4 (as defined in Section 3.1(e)), including the Joint Proxy Statement; and

(2) such reports and filings under Section 12(b), 13(a), 13(d), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; and

(H) any consent, waiver, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (A) through (G) above), the failure of which to be made or obtained, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(vi) Independent Directors. As of the date of this Agreement, assuming the consummation as of such date of the Mergers and the other transactions contemplated hereby in accordance with the terms hereof, the two individuals listed in Exhibit 3.1(c)(vi) attached hereto would qualify as Independent Directors and, with respect to the Company, would be considered to be independent directors within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

(d) Financial Statements. Neither PAETEC nor any of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. PAETEC is in compliance in all material respects with its undertakings set forth in the no action letter issued by the Securities and Exchange Commission (the “SEC”) on July 16, 2002 regarding PAETEC, and has been in such compliance therewith since such date.

(i) PAETEC has delivered to US LEC true and complete copies of the unaudited consolidated balance sheet of PAETEC and its Subsidiaries as of March 31, 2006, and the related unaudited statements of income and cash flows for the quarterly period ended as of such date (the “PAETEC Unaudited Financial Statements”). PAETEC has delivered to US LEC true and complete copies of (A) the audited consolidated balance sheets of PAETEC and its Subsidiaries as of December 31, 2005 and December 31, 2004, and (B) the related audited statements of cash flows and the related audited statements of income for the fiscal years ended as of such dates (the “PAETEC Audited Financial Statements,” and together with the PAETEC Unaudited Financial Statements, the “PAETEC Financial Statements”). The PAETEC Financial Statements have been prepared and the Prospective PAETEC Financial Statements (as defined in Section 4.1(c)) will be prepared from the books and records of PAETEC and its Subsidiaries in accordance with United States generally accepted accounting principles consistently applied (“GAAP”) (except as may otherwise be noted therein), and the PAETEC Financial Statements fairly present and the Prospective PAETEC Financial Statements will fairly present the consolidated financial position, results of operations and cash flows of PAETEC and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of the PAETEC Unaudited Financial Statements and the Prospective PAETEC Financial Statements, to normal year-end audit adjustments and the lack of footnote disclosure). The financial books and records of PAETEC and its Subsidiaries, taken as a whole, are true and correct in all material respects. There has been no change in PAETEC accounting policies from January 1, 2004 through the date hereof except as described in the notes to the financial statements included in the PAETEC Financial Statements or the Prospective PAETEC Financial Statements.

(ii) Except as reflected or reserved against in the balance sheet of PAETEC as of March 31, 2006 (including the notes thereto, the “PAETEC Balance Sheet”), neither PAETEC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge (as defined in Section 8.3(i)) of PAETEC, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since April 1, 2006 in the ordinary course of business consistent with past practice and, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole, (B) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(iii) Except as set forth on the PAETEC Balance Sheet or as may be disclosed in the PAETEC Reports, neither PAETEC nor any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person (other than PAETEC or another Subsidiary of PAETEC), except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of PAETEC, the Company, Merger Sub U or Merger Sub P for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the registration and issuance of Company Common Stock to PAETEC stockholders and US LEC stockholders in the Mergers and the registration and issuance of warrants to purchase Company Common Stock (the “Company Warrants”) to holders of PAETEC Warrants and holders of US LEC Warrants (as defined in Section 3.2(b)(i)) as of the date of the Mergers (including any amendments or supplements thereto, the “Form S-4”) shall, at the time the Form S-4 becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the joint proxy statement relating to the US LEC Stockholders’ Meeting and prospectus relating to the registration and issuance of shares of Company Common Stock to PAETEC stockholders and US LEC stockholders in the Mergers and the registration and issuance of Company Warrants to holders of PAETEC Warrants and holders of US LEC Warrants as of the date of the Mergers, in each case as amended or supplemented from time to time (the “Joint Proxy Statement”) will, at the date it is first mailed to PAETEC’s stockholders or at the time of the PAETEC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by PAETEC with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied in writing by or on behalf of PAETEC, the Company, Merger Sub U or Merger Sub P.

(f) Absence of Certain Changes or Events. Except as disclosed in the PAETEC Quarterly Report for the quarterly period ended March 31, 2006 and the PAETEC 2005 Annual Information Statement provided by PAETEC to US LEC (collectively, the “PAETEC Reports”):

(i) Since December 31, 2005 through the date hereof, except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A) PAETEC and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of PAETEC’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of PAETEC’s capital stock;

(C) except as required by a change in GAAP, there has not been any change in financial accounting methods, principles or practices (including any change in depreciation or amortization policies or rates) by PAETEC;

(D) there has not been any action taken by PAETEC or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a), other than actions in connection with entering into this Agreement;

(E) neither PAETEC nor any of its Subsidiaries has sold or transferred any of its material assets, including any sale, license or lease of any Network Facilities (as defined in Section 8.3(m)), indefeasible rights of use of capacity or infrastructure (“IRUs”), or cancelled any material debts or claims or waived any material rights; and

(F) neither PAETEC nor any of its Subsidiaries has discontinued the offering of any material services or material products.

(ii) Since December 31, 2005 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(g) Compliance with Applicable Laws; Permits; Litigation. Except as may be disclosed in the PAETEC Reports:

(i) PAETEC, its Subsidiaries and their respective employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities and third Persons which are required for PAETEC and its Subsidiaries to own, lease and operate their properties and other assets and to carry on their respective businesses as they are being conducted as of the date hereof (collectively, the “PAETEC Licenses or Permits”), and all PAETEC Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such PAETEC Licenses or Permits, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(ii) PAETEC and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the PAETEC Licenses or Permits and all laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, “Applicable Laws”) relating to PAETEC and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the PAETEC Licenses or Permits or such Applicable Laws, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries,

taken as a whole. Since January 1, 2004, neither PAETEC nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that PAETEC or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole) or (B) threatening to revoke any PAETEC Licenses or Permits (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole) nor, to the Knowledge of PAETEC, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of PAETEC, has been threatened in writing against PAETEC or any of its Subsidiaries which, individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(iii) Except as may be disclosed in the PAETEC Reports, no action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting PAETEC or any of its Subsidiaries or any of their respective properties, including Intellectual Property (as defined in Section 8.3(h)), is pending or, to the Knowledge of PAETEC, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(iv) Neither PAETEC nor any of its Subsidiaries is, or at any time since January 1, 2004 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(v) There are no material unresolved complaints, claims or disputes, or litigation or threatened litigation, between PAETEC or any of its Subsidiaries and any inter-exchange carrier, local exchange carrier, wireless carrier or Voice over Internet Protocol provider, challenging any access charges or other inter-carrier compensation billed, allegedly owed, or paid, by or to PAETEC or any of its Subsidiaries for the origination or termination of any interstate, intrastate, or local telecommunications traffic, including any traffic received from or delivered to any third-party carrier or provider or its end user(s).

(vi) No material PAETEC Licenses or Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided that the notices and approvals set forth in Section 3.1(c)(v)(E) of the PAETEC Disclosure Schedule have been given or received, as appropriate.

(vii) The revenues, expenses, assets and liabilities on the books of PAETEC and any of its Subsidiaries (including any related adjustments or reserves) accurately reflect, subject to GAAP, the reasonable likelihood and extent, under applicable tariffs, agreements and Communications Laws (as defined in Section 3.1(n)(i)), that any intercarrier compensation billed or anticipated by PAETEC or its Subsidiaries will be collected, and the reasonable likelihood that, and the extent to which, PAETEC or its Subsidiaries will be required to pay any intercarrier compensation (whether or not already billed or claimed), including whether PAETEC or its Subsidiaries will be required to refund any material intercarrier compensation amounts previously billed and collected or anticipated to be billed and collected by PAETEC or its Subsidiaries as a result of their operations.

(h) Labor and Other Employment Matters. Except as may be disclosed in the PAETEC Reports, neither PAETEC nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole: (i) PAETEC and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment; (ii) neither PAETEC nor any of its Subsidiaries has received written notice of any charge or complaint against PAETEC or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (iii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of PAETEC, threatened or being carried out against PAETEC or its Subsidiaries; and (iv) neither PAETEC nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of PAETEC or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(i) Benefit Plans. Except as may be disclosed in the PAETEC Reports with respect to the matters set forth in this Section 3.1(i) (other than the first sentence of Section 3.1(i)(i)):

(i) Section 3.1(i)(i) of the PAETEC Disclosure Schedule sets forth a true and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity compensation, phantom stock, stock-related or performance award, retirement, vacation, severance or termination pay, change in control, retention, disability, death benefit, hospitalization, medical, life insurance, loan, disability, and other similar material plan, agreement, policy or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment agreement, consulting agreement, termination or severance agreement, and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by PAETEC or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), of PAETEC, or to which PAETEC or an ERISA Affiliate of PAETEC is party, whether written or oral, for the benefit of any current or former employee, officer or director of PAETEC or any of its Subsidiaries (the “PAETEC Benefit Plans”). No PAETEC Benefit Plan is subject to Title IV or Section 302 of ERISA. With respect to the PAETEC Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which has or would reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole. Neither PAETEC nor any of its Subsidiaries nor, to the Knowledge of PAETEC, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any PAETEC Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans.

(ii) Each PAETEC Benefit Plan has been, in all material respects, administered and operated in accordance with its terms and Applicable Laws, including ERISA and the Code. Each PAETEC Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of PAETEC, no condition exists that would reasonably be expected to adversely affect such qualification.

(iii) As of the date hereof, to the Knowledge of PAETEC, no oral or written representation or commitment with respect to any material aspect of any PAETEC Benefit Plan has been made to an employee or former employee of PAETEC or any of its Subsidiaries by an authorized PAETEC employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such PAETEC Benefit Plan.

(iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any PAETEC Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of PAETEC, threatened with respect to any material claim or otherwise in connection with a PAETEC Benefit Plan.

(v) No PAETEC Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of PAETEC or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee.

(vi) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any PAETEC Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of PAETEC or any of its Subsidiaries or limit the ability to amend or terminate any PAETEC Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of PAETEC to which PAETEC or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(j) Taxes. Except as may be disclosed in the PAETEC Reports:

(i) Each of PAETEC and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns (as defined in Section 3.1(j)(xi)) required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority (as defined in Section 3.1(j)(xi)) and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid (or there has been paid on its behalf) in full all material Taxes required to be paid by it, (C) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all material Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes.

(ii) There are no material Liens for Taxes upon any property or assets of PAETEC or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the most recent financial statements contained in the PAETEC Reports issued prior to the date of this Agreement.

(iii) There is no audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of PAETEC or any of its Subsidiaries. Neither PAETEC nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where PAETEC or any of its Subsidiaries, as applicable, does not file a Tax Return, that PAETEC or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) All material Tax Returns of PAETEC and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired for all periods through and including December 31, 2001, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent financial statements contained in the PAETEC Reports issued prior to the date of this Agreement.

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against PAETEC or any of its Subsidiaries, and no power of attorney granted by either PAETEC or any of its Subsidiaries with respect to any Taxes is currently in force.

(vi) Neither PAETEC nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than any agreements solely between or among PAETEC and its Subsidiaries), and neither PAETEC nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is PAETEC) or (B) has any liability for the Taxes of any Person (other than PAETEC or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vii) Neither PAETEC nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(viii) PAETEC is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to PAETEC or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(x) Neither PAETEC nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(xi) For the purposes of this Agreement: “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added; “Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes; and “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

(k) Affiliate Transactions. Except as may be disclosed in the PAETEC Reports:

(i) As of the date of this Agreement, (A) there are no currently effective transactions, arrangements or Contracts between PAETEC and its Subsidiaries, on the one hand, and its Affiliates (as defined in Section 8.3(a)) (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, assuming PAETEC was subject to such regulation, and (B) PAETEC is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) There are no personal loans, within the meaning of the Sarbanes-Oxley Act of 2002 (“SOX”), outstanding pursuant to which PAETEC or any of its Subsidiaries has extended credit to any executive officer or director of PAETEC or any of its Subsidiaries.

(l) Environmental Matters.

(i) Except as may be disclosed in the PAETEC Reports and except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole: (i) the operations of PAETEC and its Subsidiaries are, and, except for matters that have been fully resolved with the applicable Governmental Entity, at all times have been, in compliance with all applicable Environmental Laws (as defined in Section 8.3(d)), including possession and compliance with the terms of all licenses, permits, registrations, approvals, certifications and consents required by Environmental Laws (“Environmental Permits”); (ii) there are no pending or, to the Knowledge of PAETEC, threatened claims, suits, governmental investigation requests, actions, investigations or proceedings under or pursuant to Environmental Laws (“Environmental Claims”) against PAETEC or any of its Subsidiaries or involving any real property currently owned, operated or leased or other sites at which Hazardous Materials (as defined in Section 8.3(g)) were disposed of, or allegedly disposed of, by PAETEC or any of its Subsidiaries; (iii) to the Knowledge of PAETEC, there are no pending or threatened Environmental Claims involving any real property formerly owned, operated or leased by PAETEC or any of its Subsidiaries; (iv) to the Knowledge of PAETEC, PAETEC and its Subsidiaries have no Environmental Liabilities (as defined in Section 8.3(e)) and have received no written allegations of any Environmental Liabilities, and, to the Knowledge of PAETEC, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by PAETEC or any of its Subsidiaries or operations thereon has resulted in or would reasonably be expected to result in Environmental Liabilities; and (v) all real property owned or operated by PAETEC or any of its Subsidiaries is free of contamination from Hazardous Materials.

(ii) PAETEC and its Subsidiaries have furnished to US LEC copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by PAETEC or any of its Subsidiaries or compliance by PAETEC or any of its Subsidiaries with Environmental Laws.

(m) Intellectual Property. Except as may be disclosed in the PAETEC Reports with respect to the matters set forth in this Section 3.1(m) (other than Section 3.1(m)(i)):

(i) Section 3.1(m)(i) of the PAETEC Disclosure Schedule sets forth a true and complete list of all Intellectual Property registrations and applications for registration owned by PAETEC or its Subsidiaries other than registrations and applications for registration related to trade names and business names.

(ii) Except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole:

(A) PAETEC or a Subsidiary of PAETEC is the sole and exclusive owner of or has a valid license to use or otherwise possesses, free and clear of all Liens except Permitted Liens (as defined in Section 8.3(p)), all Intellectual Property used in or necessary for the conduct of the business of PAETEC and/or its Subsidiaries as currently conducted;

(B) all Intellectual Property set forth on Section 3.1(m)(i) of the PAETEC Disclosure Schedule is valid, enforceable, in full force and effect and has not been abandoned or canceled, and no claims are pending or, to the Knowledge of PAETEC, have been threatened challenging the validity of such Intellectual Property or PAETEC’s and its Subsidiaries’ ownership thereof;

(C) PAETEC or a Subsidiary of PAETEC has the right to bring actions for the infringement, misappropriation or other violation of all Intellectual Property owned by PAETEC or its Subsidiaries;

(D) to the Knowledge of PAETEC, the conduct of the business and operations of PAETEC and its Subsidiaries as currently conducted does not infringe or otherwise conflict with, and as previously conducted has not infringed or otherwise conflicted with, the rights of any Person in respect of any Intellectual Property; no claim has been made, is pending, or, to the Knowledge of PAETEC, is threatened that the conduct of the business and operations of PAETEC and its Subsidiaries as previously conducted and as currently conducted violated or violates the asserted rights of any Person; and no licensing requests or other demands or notices of any kind have been made to PAETEC or its Subsidiaries with respect to any Intellectual Property used by PAETEC or its Subsidiaries in their business or operations as previously conducted or currently conducted;

(E) to the Knowledge of PAETEC, none of the Intellectual Property owned by PAETEC or its Subsidiaries is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by PAETEC or any of its Subsidiaries, and none of the Intellectual Property owned by PAETEC or its Subsidiaries is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity;

(F) PAETEC and its Subsidiaries have taken all appropriate and timely actions reasonably necessary to ensure full ownership (including by assignment from employees where appropriate and from other Persons performing services for PAETEC or any its Subsidiaries), protection and enforceability of all Intellectual Property owned by PAETEC or its Subsidiaries under any Applicable Law (including by making and maintaining in full force and effect all necessary filings, registrations and issuances);

(G) PAETEC and its Subsidiaries have taken all appropriate actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property, including trade secrets, used in the business of PAETEC and its Subsidiaries (including by requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(iii) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the right of PAETEC or any of its Subsidiaries to own or use any Intellectual Property, other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(n) Compliance with Communications Laws. Except as may be disclosed in the PAETEC Reports:

(i) The operations of PAETEC and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Act of 1934, as amended (the “Communications Act”), applicable state laws and the published rules and regulations and policies promulgated thereunder by any Governmental Entity (collectively, the “Communications Laws”), and neither PAETEC nor its Subsidiaries has done anything or failed to do anything which reasonably could be expected to cause the loss of any PAETEC Licenses or Permits granted pursuant to applicable Communications Laws.

(ii) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend or modify any of the PAETEC Licenses or Permits granted pursuant to applicable Communications Laws is pending or, to the Knowledge of PAETEC, threatened before any Governmental Entity. No notices have been received by and no claims have been filed against PAETEC or any of its Subsidiaries alleging failure to hold any requisite permits, regulatory approvals, licenses and other authorizations issued pursuant to applicable Communications Laws.

(o) Brokers. Except for fees payable to Merrill Lynch & Co. (“Merrill”), The Blackstone Group (“Blackstone”) and Capitalink, L.C., no broker, investment banker, financial advisor, intermediary or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PAETEC. PAETEC has previously delivered to US LEC a true and complete copy of the engagement letter between Merrill and PAETEC, the engagement letter between Blackstone and PAETEC and the engagement letter between Capitalink, L.C. and PAETEC.

(p) Opinion of Financial Advisors. PAETEC has received the opinion of each of its financial advisors, Merrill and Capitalink, L.C., dated August 10, 2006, to the effect that, as of such date, the PAETEC Exchange Ratio is fair, from a financial point of view, to the holders of PAETEC Common Stock.

(q) Contracts.

(i) Except as may be disclosed in the PAETEC Reports, as of the date of this Agreement, none of PAETEC nor any of its Subsidiaries is a party to or bound by any: (A) Contract that would be required to be filed by PAETEC with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act, assuming PAETEC was subject to such regulation or such statute; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of PAETEC or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which PAETEC or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede PAETEC’s ability to timely consummate the Mergers or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which PAETEC or any Subsidiary of PAETEC has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $1,500,000, other than any such indebtedness between PAETEC (whether as creditor or debtor) and any wholly owned Subsidiary of PAETEC or between any wholly owned Subsidiaries of PAETEC; (F) Contract relating to the sale, license, or lease by PAETEC or any of its Subsidiaries of any IRUs or peering arrangements; or (G) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which PAETEC pays an annual fee under any individual Contract of less than $1,000,000, (y) Contracts with customers pursuant to which the customer and its Subsidiaries pay less than $1,000,000 annually under any individual Contract and (z) Contracts with data suppliers pursuant to which PAETEC and its Subsidiaries pay fees under any individual Contract of less than $1,000,000 annually) that is material to the business of PAETEC and its Subsidiaries, taken as a whole. Each such Contract described in clauses (A)-(G) is referred to herein as a “PAETEC Material Contract.”

(ii) Each of the PAETEC Material Contracts is valid and binding on PAETEC and each of its Subsidiaries party thereto and, to the Knowledge of PAETEC, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on PAETEC and its Subsidiaries taken as a whole. There is no default under any PAETEC Material Contract either by PAETEC or any of its Subsidiaries party thereto or, to the Knowledge of PAETEC, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by PAETEC or any of its Subsidiaries party thereto or, to the Knowledge of PAETEC, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on PAETEC and its Subsidiaries taken as a whole. Complete and correct copies of each PAETEC Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto), have been delivered or made available to US LEC prior to the date hereof.

(r) Real Property. Except as would not have or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole, PAETEC and its Subsidiaries own (i) good and valid title to the Owned Real Property (as defined in Section 8.3(o)) and (ii) valid and enforceable leasehold interests with respect to the Leased Real Property (as defined in Section 8.3(k)), in each case subject to Permitted Liens. Except in any such case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries taken as a whole, all buildings, structures, fixtures and improvements with respect to the Owned Real Property and the Leased Real Property (the “Improvements”) of PAETEC and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of PAETEC, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(s) Right-of-Way Agreements and Network Facilities. Except as may be disclosed in the PAETEC Reports:

(i) Except in any such case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole, (A) each right-of-way agreement, license agreement or other agreement permitting or requiring PAETEC or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground (each, a “Right-of-Way Agreement”) is valid, legally binding, enforceable and in full force and effect, and neither PAETEC nor any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (B) no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by PAETEC or any of its Subsidiaries or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement and (C) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(ii) To the Knowledge of PAETEC, neither PAETEC nor any of its Subsidiaries is in violation of any Applicable Laws which, individually or in combination with any others, would materially and adversely affect the ability of PAETEC or any of its Subsidiaries to use any of the rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

(iii) Except in any such case as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole:

(A) All Owned Network Facilities (as defined in Section 8.3(n)) and Leased Network Facilities (as defined in Section 8.3(j)): (x) are in good working order and condition and are without any material defects (“Good Condition”) individually and in combination; (y) are, individually and in combination, operated, installed and maintained by PAETEC, Subsidiaries of PAETEC, or their contractors in a manner that is in compliance with (1) generally accepted industry standards for the United States telecommunications industry (“Industry Standards”), (2) performance requirements in service agreements with customers of PAETEC and its Subsidiaries (“Customer Requirements”), and (3) all Applicable Laws; and (z) comply, individually and in combination, with applicable performance standards.

(B) PAETEC owns, free of Liens other than Permitted Liens, all right, title, and interest in Owned Network Facilities and shall maintain such right, title and interest through the Closing Date. No third Person may revoke or otherwise encumber or interfere with such right, title, and interest.

(C) Each agreement under which third Persons provide Network Facilities, including leases, licenses, IRUs and Right-of-Way Agreements (a “Network Facility Agreement”), to which PAETEC or any of its Subsidiaries is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, and neither PAETEC nor any of its Subsidiaries is in breach of or default under any Network Facility Agreement, (y) no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by PAETEC or any of its Subsidiaries or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Network Facility Agreement, and (z) no third Person has repudiated, revoked, terminated or otherwise interfered with performance of or has the right to terminate, repudiate, revoke or otherwise interfere with the performance of any Network Facility Agreement.

(t) Tax-Free Treatment. Neither PAETEC nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the US LEC Merger together with the PAETEC Merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code.

(u) Certain PAETEC Agreements.

(i) Each employee of PAETEC who is party to a Senior Officer Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement (a “Non-Compete Agreement”) or other agreement with PAETEC or a Subsidiary thereof listed in Section 3.1(u)(i) of the PAETEC Disclosure Schedule has executed and delivered to PAETEC a document to the effect that the transactions contemplated by this Agreement shall not constitute a “Change of Control Transaction” for purposes of clause (e) of the definition of “Good Reason” set forth in such Non-Compete Agreement or any corresponding provision of such other agreement (each such document, a “PAETEC Senior Officer Agreement”). PAETEC has delivered to US LEC an executed copy of each PAETEC Senior Officer Agreement.

(ii) As of the date hereof, under the terms of the Conversion Agreement, (A) the transactions contemplated by this Agreement shall not constitute a “Corporate Transaction” for purposes of the Conversion Agreement and (B) PAETEC’s obligation under the Conversion Agreement (prior to the amendment thereof) to deliver shares of

PAETEC Common Stock to certain stockholders of PAETEC shall be replaced after the Effective Time by an obligation of the Company to deliver to each such stockholder that number of whole shares of Company Common Stock equal to the product of the number of shares of PAETEC Common Stock which such stockholder would be entitled to receive under the Conversion Agreement prior to the Effective Time multiplied by the PAETEC Exchange Ratio, rounded down to the nearest whole share. PAETEC has delivered to US LEC an executed copy of the Conversion Agreement.

(v) Insurance. All material insurance policies of PAETEC and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of PAETEC reasonably has determined to be prudent in accordance with industry practices or as is required by Applicable Laws. Neither PAETEC nor any of its Subsidiaries is in material breach or default, and neither PAETEC nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of PAETEC and its Subsidiaries. True and complete copies of all such material insurance policies have been made available to US LEC.

(w) Customers and Suppliers.

(i) As of the date of this Agreement, neither (A) PAETEC nor any of its Subsidiaries has received notice from any customer, or group of customers that are under common ownership or control, that (x) accounted for at least $1,000,000 of the aggregate products and services furnished by PAETEC and its Subsidiaries in the fiscal year ended December 31, 2005 or (y) is expected, to the Knowledge of PAETEC, to account for at least $1,000,000 of the aggregate products and services to be furnished by PAETEC and its Subsidiaries in the fiscal year ending December 31, 2006, in each case, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, the products or services of PAETEC or its Subsidiaries, nor (B) has PAETEC or any PAETEC Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (x) accounted for at least $1,000,000 of the aggregate goods and services purchased by PAETEC or any PAETEC Subsidiary in the fiscal year ended December 31, 2005 or (y) is expected, to the Knowledge of PAETEC, to account for at least $1,000,000 of the aggregate goods and services purchased by PAETEC and the PAETEC Subsidiaries in the fiscal year ending December 31, 2006, in each case, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to PAETEC or any PAETEC Subsidiary, or has materially reduced or will materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to the PAETEC or a PAETEC Subsidiary.

(ii) Except for requests for call detail records for billing purposes, neither PAETEC nor any of its Subsidiaries is, as of the date hereof, involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom PAETEC or any PAETEC Subsidiary does business, (A) with respect to any customer, or group of customers that are under common ownership or control, which involves an aggregate amount in excess of $1,000,000 as of the date hereof, or (B) with respect to any supplier, or group of suppliers that are under common ownership or control, which involves an aggregate amount in excess of $1,000,000 as of the date hereof, relating to any transactions or commitments made, or any contracts or agreements entered into, by PAETEC or any PAETEC Subsidiary, on one hand, and such Person, on the other hand.

(x) Title to Property. PAETEC and each of its applicable Subsidiaries have good, valid and marketable title to each item of material owned personal property free and clear of all Liens other than Permitted Liens.

(y) PAETEC Stockholders’ Agreement. The Stockholders’ Agreement, dated as of June 12, 2006, by and among PAETEC and the other parties thereto, shall be terminated as of the Closing pursuant to, and to the extent provided in, the PAETEC Ancillary Agreement.

SECTION 3.2 Representations and Warranties of US LEC. Except as disclosed in the disclosure schedule dated as of the date of this Agreement and executed and delivered by US LEC to PAETEC concurrently with or prior to the execution and delivery by US LEC of this Agreement, which shall make reference to the particular section or subsection of this Agreement to which exception is being taken (it being agreed that any information set forth in one section of such disclosure schedule shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “US LEC Disclosure Schedule”)), US LEC represents and warrants to PAETEC as follows:

(a) Organization, Standing and Corporate Power; Charter Documents; Subsidiaries.

(i) Organization, Standing and Corporate Power. US LEC and each of its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated or otherwise organized and has the requisite corporate (or similar) power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as currently conducted, except for those jurisdictions in which the failure to have such power, authority or government approvals and to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole. Each of US LEC and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(ii) Charter Documents. Except as may be disclosed in the US LEC SEC Documents (as defined in Section 3.2(d)(i) below), US LEC has delivered or made available to PAETEC prior to the execution of this Agreement complete and correct copies of (A) the Restated Certificate of Incorporation of US LEC (including all certificates of designation), as amended and currently in effect (the “US LEC Charter”), and the Amended and Restated By-Laws of US LEC, as amended and currently in effect (the “US LEC By-Laws,” and, together with the US LEC Charter, the “US LEC Organizational Documents”), and (B) the articles or certificate of incorporation and bylaws or like organizational documents of each of the Subsidiaries of US LEC, as amended and currently in effect (collectively, the “US LEC Subsidiary Organizational Documents”), and each such instrument is in full force and effect. US LEC is not in material violation of the US LEC Organizational Documents and no Subsidiary of US LEC is in material violation of its US LEC Subsidiary Organizational Documents. US LEC has made available to PAETEC complete and accurate minute books of US LEC and its Subsidiaries except for documents with respect to consideration and/or approval of the transactions contemplated hereby.

(iii) Subsidiaries. Except as may be disclosed in the US LEC SEC Documents, Section 3.2(a)(iii) of the US LEC Disclosure Schedule lists each of the Subsidiaries of US LEC, including the name of each such entity, the state or jurisdiction of its incorporation or organization and US LEC’s direct or indirect interest therein. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of US LEC have been validly issued and are duly authorized, fully paid and, with respect to the corporate Subsidiaries of US LEC, nonassessable and are owned directly or indirectly by US LEC, free and clear of all Liens and free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) Capital Structure.

(i) The authorized capital stock of US LEC consists of 122,924,728 shares of US LEC Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share (“US LEC Preferred Stock”), of which 364,406 shares have been designated Series A Convertible Preferred Stock. At the close of business on August 9, 2006, (A) 31,107,927 shares of US LEC Class A Common Stock (including all awards based on US LEC Common Stock that are restricted stock granted under the US LEC 1998 Omnibus Stock Plan (the “US LEC Stock Plan”)) were issued and outstanding; (B) no shares of US LEC Common Stock were held by US LEC in its treasury; (C) 290,189.069 shares of US LEC Preferred Stock were issued and outstanding; (D) warrants to purchase 3,312,445 shares of US LEC Common

Stock were issued and outstanding pursuant to the Note Purchase Agreement, dated as of December 31, 2002, among US LEC and the other parties thereto (the “Note Purchase Agreement”) and as otherwise listed in Section 3.2(b)(i) of the US LEC Disclosure Schedule (the “US LEC Warrants”); (E) 5,674,543 shares of US LEC Common Stock were reserved for issuance in respect of outstanding options to acquire shares of US LEC Common Stock granted under the US LEC Stock Plan (such outstanding options, collectively with all other options to acquire shares of US LEC Common Stock issued pursuant to the US LEC Stock Plan after August 9, 2006 and prior to the Effective Time, the “US LEC Options”), complete and correct copies of which, in each case as amended, have been filed as exhibits to the US LEC SEC Documents prior to the date of this Agreement or made available to PAETEC; (F) 10,308,121 shares of US LEC Common Stock were authorized for issuance upon conversion of the issued and outstanding shares of US LEC Preferred Stock; (G) 74,216.931 shares of US LEC Preferred Stock were reserved for issuance in respect of dividend rights of holders of issued and outstanding US LEC Preferred Stock; and (H) 278,162 shares of US LEC Common Stock were reserved for issuance under the US LEC Employee Stock Purchase Plan (the “US LEC Purchase Plan”). Each outstanding share of capital stock of US LEC is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(ii) All shares of US LEC Common Stock subject to issuance under the US LEC Stock Plan, the US LEC Warrants and the US LEC Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive or similar rights.

(iii) No bonds, debentures, notes or other evidences of indebtedness having, or exercisable, convertible or exchangeable for or into other securities having, the right to vote on any matters on which stockholders of US LEC may vote (“US LEC Voting Debt”) are issued or outstanding as of the date of this Agreement.

(iv) As of August 9, 2006, except as set forth in Section 3.2(b)(i) or as may be disclosed in the US LEC SEC Documents, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which US LEC or any of its Subsidiaries is a party or by which any of them is bound obligating US LEC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, US LEC Voting Debt or other voting securities of US LEC or any of its Subsidiaries, or obligating US LEC or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of US LEC Common Stock and US LEC Preferred Stock, all outstanding US LEC Options and all outstanding shares of capital stock of each Subsidiary of US LEC have been issued and granted in compliance in all material respects with (A) all applicable securities laws and all other Applicable Laws and (B) all requirements set forth in applicable material Contracts.

(v) Except as disclosed in the US LEC SEC Documents, neither US LEC nor any of its Subsidiaries is a party to any currently effective agreement (A) restricting the purchase or transfer of, (B) relating to the voting of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring registration of or (E) granting any preemptive or antidilutive rights with respect to any capital stock of US LEC or any of its Subsidiaries or any securities of the type referred to in Section 3.2(b)(iv).

(vi) Other than in Subsidiaries of US LEC, or as may be disclosed in the US LEC SEC Documents filed prior to the date hereof, as of the date hereof, neither US LEC nor its Subsidiaries directly or indirectly beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) any securities or other beneficial ownership interests in any other entity except for non-controlling investments made in the ordinary course of business consistent with past practice and which are not individually or in the aggregate material to US LEC and its Subsidiaries, taken as a whole. There are no outstanding contractual obligations of US LEC or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in, any Subsidiary of US LEC or any other Person, other than guarantees by US LEC of any indebtedness or other obligations of any wholly-owned Subsidiary of US LEC and other than loans made in compliance with Applicable Laws in the ordinary course consistent with past practice to employees of US LEC and its Subsidiaries.

(vii) Neither US LEC nor any of its Subsidiaries own any shares of capital stock of PAETEC or any of its Subsidiaries.

(c) Authority; Board Approval; Voting Requirements; No Conflict; Required Filings and Consents.

(i) Authority. US LEC has all requisite corporate power and authority to enter into this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter by US LEC and the consummation by US LEC of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of US LEC, and no other corporate proceedings on the part of US LEC and no stockholder votes are necessary for US LEC to authorize this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements or the Commitment Letter or to consummate the transactions contemplated hereby or thereby, other than, with respect to the adoption of this Agreement and approval of the US LEC Merger and the other transactions contemplated hereby, the approval of the Company Charter Amendment and the approval of the New Equity Plan, the US LEC Stockholder Approval and the filing of the US LEC Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter have been duly executed and delivered by US LEC. Assuming the due authorization, execution and delivery of this Agreement by PAETEC, the Company, Merger Sub U and Merger Sub P, and of the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter by the counterparties thereto, this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter constitute legal, valid and binding obligations of US LEC, enforceable against US LEC in accordance with its terms, subject to Creditors’ Laws.

(ii) Board Approval. The Board of Directors of US LEC has (A) determined that this Agreement and the transactions contemplated hereby are advisable and fair to and in the best interests of US LEC and its stockholders, (B) duly approved this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter, and duly approved the transactions contemplated hereby and thereby, which approval has not been rescinded or modified, (C) resolved to recommend this Agreement and the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan to its stockholders for adoption and approval and (D) subject to Section 5.1(b), directed that this Agreement and the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan be submitted to US LEC’s stockholders for consideration and adoption and approval at a duly held meeting of such stockholders in accordance with this Agreement.

(iii) Voting Requirements. The affirmative vote of holders of a majority in voting power of the shares of US LEC Common Stock and US LEC Preferred Stock (each share of US LEC Preferred Stock entitling its holder to vote one vote per share of US LEC Common Stock into which it may be converted on the applicable record date), voting together as a single class, is the only vote of the holders of any class or series of US LEC capital stock necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated hereby, and no other vote of the holders of any class or series of US LEC capital stock is necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated hereby. The affirmative vote of holders of a majority in voting power of the outstanding shares of US LEC Common Stock and US LEC Preferred Stock (each share of US LEC Preferred Stock entitling its holder to vote one vote per share of US LEC Common Stock into which it may be converted on the applicable record date) entitled to vote and voting together as a single class on the Company Charter Amendment at the US LEC Stockholders’ Meeting, is the only vote of the holders of any class or series of US LEC capital stock necessary to approve the Company Charter Amendment, and no other vote of the holders of any class or series of US LEC capital stock is necessary to approve the Company Charter Amendment. The affirmative vote of holders of a majority in voting power of the shares of US LEC Common Stock and US LEC Preferred Stock (each share of US LEC Preferred Stock entitling its holder to vote one vote per share of US LEC Common Stock into which it may be converted on the applicable record date), voting together as a single class, present or represented and entitled to vote on the New Equity Plan at the US LEC Stockholder’s Meeting, is the only vote of the holders of any class or series of US LEC capital stock necessary to approve the New Equity Plan, and no other vote of the holders of any class or series of US LEC capital stock is necessary to approve the New Equity Plan.

(iv) No Conflict. The execution and delivery of this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter by US LEC do not, and the consummation by US LEC of the transactions contemplated hereby and thereby and compliance by US LEC with the provisions hereof and thereof will not, violate any provision of law, or any order, judgment or decree of any Governmental Entity, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, require any consent, waiver or approval under, give rise to any right of termination or cancellation or acceleration of any right or obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of US LEC or any of its Subsidiaries or any restriction on the conduct of US LEC’s business or operations under (A) the US LEC Organizational Documents or the US LEC Subsidiary Organizational Documents, (B) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any Contract to which US LEC or any Subsidiary of US LEC is a party or any US LEC Licenses or Permits (as defined in Section 3.2(g)(i)) or (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(v), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to US LEC or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights, losses, restrictions or Liens, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(v) Required Filings or Consents. No consent, waiver, order, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity or any other Person is required to be made, obtained, performed or given with respect to US LEC or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Repurchase Agreement, the PAETEC Voting Agreements and the Commitment Letter by US LEC or the consummation by US LEC of the transactions contemplated hereby or thereby, except for:

(A) the filing of a pre-merger notification and report form by US LEC under the HSR Act;

(B) the filing with the SEC of such reports and filings under Section 13(a), 13(d), 14(a), 15(d) or 16(a) of the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby;

(C) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices to the FCC;

(D) the reports, filings, registrations, consents, approvals, permits, authorizations and/or notices with or to those state public service or public utility commissions or similar state regulatory bodies set forth in Section 3.2(c)(v)(D) of the US LEC Disclosure Schedule;

(E) the filing of the US LEC Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with NASDAQ and the relevant authorities of other states in which US LEC is qualified to do business, such filings as may be necessary in accordance with state securities or other “blue sky” laws, and such filings as may be necessary to record or perfect security interests or mortgages in personal or real property;

(F) the US LEC Stockholder Approval;

(G) the consents, waivers, approvals, orders or authorizations set forth in Section 3.2(c)(v)(G) of the US LEC Disclosure Schedule; and

(H) any consent, waiver, approval, order or authorization of, or declaration, registration or filing with, or notice to any Governmental Entity (other than any of the foregoing addressed in clauses (A) through (G) above), the failure of which to be made or obtained, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(vi) Independent Directors. As of the date of this Agreement, assuming the consummation as of such date of the Mergers and the other transactions contemplated hereby in accordance with the terms hereof, the two individuals listed in Exhibit 3.2(c)(vi) attached hereto would qualify as Independent Directors and, with respect to the Company, would be considered to be independent directors within the meaning of Rule 10A-3(b)(1) under the Exchange Act.

(d) SEC Documents; Financial Statements.

(i) As of the date of this Agreement, US LEC has filed with the SEC all registration statements, prospectuses, reports, schedules, forms, certifications and other documents (including exhibits and all other information incorporated by reference therein), required to be so filed by US LEC from January 1, 2004 through the date of this Agreement (the “US LEC SEC Documents”). As of their respective dates, the US LEC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and to the extent in effect, SOX and the rules and regulations of the SEC promulgated thereunder applicable to such US LEC SEC Documents, and none of the US LEC SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed US LEC SEC Document. No Subsidiary of US LEC is subject to the periodic reporting requirements of the Exchange Act.

(ii) Each principal executive officer of US LEC and each principal financial officer of US LEC (or each former principal executive officer of US LEC and each former principal financial officer of US LEC, as applicable) has made all certifications required from time to time by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the US LEC SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(iii) The financial statements of US LEC included in the US LEC SEC Documents comply, and all registration statements, prospectuses, reports, schedules, forms, certificates and other documents (including exhibits and all other information incorporated by reference therein but excluding the Joint Proxy Statement and the Form S-4, which are addressed in Section 3.2(e) below) filed with the SEC after the date hereof until the Effective Time, will comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or other applicable rules of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present and will fairly present the consolidated financial position of US LEC and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended or ending (subject, in the case of unaudited statements, to normal year-end audit adjustments and the lack of footnote disclosure). The financial books and records of US LEC and its Subsidiaries, taken as a whole, are true and correct in all material respects. There has been no change in US LEC accounting policies from January 1, 2004 through the date hereof except as described in the notes to the financial statements included in the US LEC SEC Documents.

(iv) Except as reflected or reserved against in the balance sheet of US LEC as of March 31, 2006 included in the Form 10-Q filed by US LEC with the SEC on May 15, 2006 (including the notes thereto, the “US LEC Balance Sheet”), neither US LEC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) nor, to the Knowledge of US LEC, does any basis exist therefor, other than liabilities or obligations that (A) were incurred since April 1, 2006 in the ordinary course of business consistent with past practice and, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole, (B) individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole, or (C) were incurred pursuant to this Agreement or the transactions contemplated hereby.

(v) US LEC has established and maintains a system of “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of US LEC’s assets. As of the date of this Agreement, (x) there are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) and (y) there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that is reasonably likely to collectively represent a “material weakness” in the design or operation of US LEC’s internal control over financial reporting.

(vi) Except as set forth on the US LEC Balance Sheet or as may be disclosed in the US LEC SEC Documents, neither of US LEC or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

(e) Information Supplied. None of the information supplied or to be supplied by or on behalf of US LEC for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement shall, at the date it is first mailed to US LEC’s stockholders or at the time of the US LEC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by US LEC with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement which were not supplied in writing by or on behalf of US LEC.

(f) Absence of Certain Changes or Events. Except as may be disclosed in the US LEC SEC Documents:

(i) Since December 31, 2005 through the date hereof, except for liabilities incurred pursuant to this Agreement or the transactions contemplated hereby:

(A) US LEC and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice;

(B) there has not been any split, combination or reclassification of any of US LEC’s capital stock or any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, in lieu of or in substitution for, shares of US LEC’s capital stock;

(C) except as required by a change in GAAP, there has not been any change in financial accounting methods, principles or practices (including any change in depreciation or amortization policies or rates) by US LEC;

(D) there has not been any action taken by US LEC or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a), other than actions in connection with entering into this Agreement;

(E) neither US LEC nor any of its Subsidiaries has sold or transferred any of its material assets, including any sale, license or lease of any Network Facilities, IRUs, or cancelled any material debts or claims or waived any material rights; and

(F) neither US LEC nor any of its Subsidiaries has discontinued the offering of any material services or material products.

(ii) Since December 31, 2005 through the date hereof, there have not been any changes, circumstances or events that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(g) Compliance with Applicable Laws; Permits; Litigation. Except as may be disclosed in the US LEC SEC Documents:

(i) US LEC, its Subsidiaries and their respective employees hold all authorizations, permits, licenses, certificates, easements, concessions, franchises, variances, exemptions, orders, consents, registrations, approvals and clearances of all Governmental Entities and third Persons which are required for US LEC and its Subsidiaries to own, lease and operate its properties and other assets and to carry on their respective businesses in the manner described in the US LEC SEC Documents filed prior to the date hereof and as they are being conducted as of the date hereof (the “US LEC Licenses or Permits”), and all US LEC Licenses or Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any such US LEC Licenses or Permits, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(ii) US LEC and its Subsidiaries are, and have been at all times since January 1, 2004, in compliance with the terms of the US LEC Licenses or Permits and all Applicable Laws relating to US LEC and its Subsidiaries or their respective businesses, assets or properties, except where the failure to be in compliance with the terms of the US LEC Licenses or Permits or such Applicable Laws, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole. Since January 1, 2004, neither US LEC nor any of its Subsidiaries has received any written notification from any Governmental Entity (A) asserting that US LEC or any of its Subsidiaries is not in compliance with, or at any time since such date has failed to comply with, Applicable Laws (except for any such lack of compliance which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole) or (B) threatening to revoke any of the US LEC Licenses or Permits (except for any such revocation which, individually or in the aggregate, would not have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole) nor, to the Knowledge of US LEC, does any basis exist therefor. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of US LEC, has been threatened in writing against US LEC or any of its Subsidiaries, which, individually or in the aggregate, would have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(iii) US LEC is, and has been, in material compliance in all material respects with the provisions of SOX applicable to it.

(iv) No action, audit, demand, claim, suit, proceeding, requirement or investigation by any Governmental Entity, and no suit, action, mediation, arbitration or proceeding by any Person, against or affecting US LEC or any of its Subsidiaries or any of their respective properties, including Intellectual Property, is pending or, to the Knowledge of US LEC, threatened which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(v) Neither US LEC nor any of its Subsidiaries is, or at any time since January 1, 2004 has been, subject to any outstanding order, injunction or decree which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(vi) There are no material unresolved complaints, claims or disputes, or litigation or threatened litigation, between US LEC or any of its Subsidiaries and any inter-exchange carrier, local exchange carrier, wireless carrier or Voice over Internet Protocol provider, challenging any access charges or other inter-carrier compensation billed, allegedly owed, or paid, by or to US LEC or any of its Subsidiaries for the origination or termination of any interstate, intrastate, or local telecommunications traffic, including any traffic received from or delivered to any third-party carrier or provider or its end user(s).

(vii) No material US LEC Licenses or Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, provided that the notices and approvals set forth in Section 3.2(c)(v)(D) of the US LEC Disclosure Schedule have been given or received, as appropriate.

(viii) The revenues, expenses, assets and liabilities on the books of US LEC and any of its Subsidiaries (including any related adjustments or reserves) accurately reflect, subject to GAAP, the reasonable likelihood and extent, under applicable tariffs, agreements and Communications Laws, that any intercarrier compensation billed or anticipated by US LEC or its Subsidiaries will be collected, and the reasonable likelihood that, and the extent to which, US LEC or its Subsidiaries will be required to pay any intercarrier compensation (whether or not already billed or claimed), including whether US LEC or its Subsidiaries will be required to refund any material intercarrier compensation amounts previously billed and collected or anticipated to be billed and collected by US LEC or its Subsidiaries as a result of their operations.

(ix) US LEC is in compliance with the NASDAQ Marketplace Rules applicable to it.

(h) Labor and Other Employment Matters. Except as may be disclosed in the US LEC SEC Documents, neither US LEC nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement. Except as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole: (i) US LEC and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employments practices and terms and conditions of employment; (ii) neither US LEC nor any of its Subsidiaries has received written notice of any charge or complaint against US LEC or any of its Subsidiaries pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other Governmental Entity regarding an unlawful employment practice; (iii) there is no labor strike, lockout, slowdown or stoppage pending or, to the Knowledge of US LEC, threatened or being carried out against US LEC or its Subsidiaries; and (iv) neither US LEC nor any of its Subsidiaries has received written notice that any representation or certification petition respecting the employees of US LEC or its Subsidiaries has been filed with the National Labor Relations Board or analogous Governmental Entity.

(i) Benefit Plans. Except as may be disclosed in the US LEC SEC Documents with respect to the matters set forth in this Section 3.2(i) (other than the first sentence of Section 3.2(i)(i)):

(i) Section 3.2(i)(i) of the US LEC Disclosure Schedule sets forth a true and complete list of each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity compensation, phantom stock, stock-related or performance award, retirement, vacation, severance or termination pay, change in control, retention, disability, death benefit, hospitalization, medical, life insurance, loan, disability, and other similar material plan, agreement, policy or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each material employment agreement, consulting agreement, termination or severance agreement, and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by US LEC or by any ERISA Affiliate, that together with US LEC would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which US LEC or an ERISA Affiliate of US LEC is party, whether written or oral, for the benefit of any current or former employee, officer or director of US LEC or any of its Subsidiaries (the “US LEC Benefit Plans”). None of the US LEC Benefit Plans is subject to Title IV of ERISA. With respect to the US LEC Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, which has, or would reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole. Neither US LEC nor any of its Subsidiaries nor, to the Knowledge of US LEC, any other Person, has any express commitment, whether legally enforceable or not, to modify, change or terminate any US LEC Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or any other Applicable Law or administrative changes that do not increase the liabilities or obligations under any such plans.

(ii) Each US LEC Benefit Plan has been, in all material respects, administered and operated in accordance with its terms and Applicable Law, including ERISA and the Code. Each US LEC Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of US LEC, no condition exists that would reasonably be expected to adversely affect such qualification.

(iii) As of the date hereof, to the Knowledge of US LEC, no oral or written representation or commitment with respect to any material aspect of any US LEC

Benefit Plan has been made to an employee or former employee of US LEC or any of its Subsidiaries by an authorized US LEC employee that is not materially in accordance with the written or otherwise pre-existing terms and provisions of such US LEC Benefit Plan.

(iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any US LEC Benefit Plan (other than routine claims for benefits), and no action, legal or otherwise, has been commenced or, to the Knowledge of US LEC, threatened with respect to any material claim or otherwise in connection with a US LEC Benefit Plan.

(v) No US LEC Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees of US LEC or any of its Subsidiaries after retirement or other termination of service, other than coverage mandated by Applicable Law or benefits the full cost of which is borne by the employee or former employee.

(vi) Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any US LEC Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of US LEC or any of its Subsidiaries or limit the ability to amend or terminate any US LEC Benefit Plan or related trust. There is no contract, agreement, plan or arrangement with an employee or former employee of US LEC to which US LEC or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively, and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(j) Taxes. Except as may be disclosed in the US LEC SEC Documents:

(i) Each of US LEC and its Subsidiaries has (A) duly and timely filed (or there have been filed on its behalf) all material Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Tax Authority and all such Tax Returns are true, correct and complete in all material respects, (B) timely paid (or there has been paid on its behalf) in full all material Taxes required to be paid by it, (C) made adequate provision in accordance with GAAP (or provision has been made on its behalf) for the payment of all material Taxes not yet due and (D) complied with all Applicable Laws relating to the payment and withholding of Taxes.

(ii) There are no material Liens for Taxes upon any property or assets of US LEC or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the US LEC financial statements provided prior to the date of this Agreement.

(iii) There is no audit, examination, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of US LEC or any of its Subsidiaries. Neither US LEC nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where US LEC or any of its Subsidiaries, as applicable, does not file a Tax Return, that US LEC or such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv) All material Tax Returns of US LEC and each of its Subsidiaries, including any predecessors thereof, have been examined by the applicable Tax Authority or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired for all periods through and including December 31, 2001, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the US LEC financial statements provided prior to the date of this Agreement.

(v) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against US LEC or any of its Subsidiaries, and no power of attorney granted by either US LEC or any of its Subsidiaries with respect to any Taxes is currently in force.

(vi) Neither US LEC nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification or sharing of Taxes (other than any agreements solely between or among US LEC and its Subsidiaries), and neither US LEC nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than a group the common parent of which is US LEC) or (B) has any liability for the Taxes of any Person (other than US LEC or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vii) Neither US LEC nor any of its Subsidiaries has (A) agreed to make nor is it required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (B) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Mergers.

(viii) US LEC is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to US LEC or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(x) Neither US LEC nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(k) Affiliate Transactions. Except as may be disclosed in the US LEC SEC Documents:

(i) As of the date of this Agreement, (A) there are no currently effective transactions, arrangements or Contracts between US LEC and its Subsidiaries, on the one hand, and its Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been heretofore disclosed in the US LEC SEC Documents, and (B) US LEC is not subject to any binding obligations with respect to any such transactions, arrangements or Contracts.

(ii) There are no personal loans, within the meaning of SOX, outstanding pursuant to which US LEC or any of its Subsidiaries has extended credit to any executive officer or director of US LEC or any of its Subsidiaries.

(l) Environmental Matters.

(i) Except as may be disclosed in the US LEC SEC Documents and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole: (i) the operations of US LEC and its Subsidiaries are, and, except for matters that have been fully resolved with the applicable Governmental Entity, at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Environmental Permits; (ii) there are no pending or, to the Knowledge of US LEC, threatened Environmental Claims against US LEC or any of its Subsidiaries or involving any real property currently owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by US LEC or any of its Subsidiaries; (iii) to the Knowledge of US LEC, there are no pending or threatened Environmental Claims involving any real property formerly owned, operated or leased by US LEC or any of its Subsidiaries; (iv) to the Knowledge of US LEC, US LEC and its Subsidiaries have no Environmental Liabilities and have received no written allegations of any Environmental Liabilities, and, to the Knowledge of US LEC, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or formerly owned, operated or leased by US LEC or any of its Subsidiaries or operations thereon has resulted in or would reasonably be expected to result in Environmental Liabilities; and (v) all real property owned or operated by US LEC or any of its Subsidiaries is free of contamination from Hazardous Materials.

(ii) US LEC and its Subsidiaries have furnished to PAETEC copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by US LEC or any of its Subsidiaries or compliance by US LEC or any of its Subsidiaries with Environmental Laws.

(m) Intellectual Property. Except as may be disclosed in the US LEC SEC Documents with respect to the matters set forth in this Section 3.2(m) (other than Section 3.2(m)(i)):

(i) Section 3.2(m)(i) of the US LEC Disclosure Schedule sets forth a true and complete list of all Intellectual Property registrations and applications for registration owned by US LEC or its Subsidiaries other than registrations and applications for registration related to trade names and business names.

(ii) Except as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole:

(A) US LEC or a Subsidiary of US LEC is the sole and exclusive owner of or has a valid license to use or otherwise possesses, free and clear of all Liens except Permitted Liens, all Intellectual Property used in or necessary for the conduct of the business of US LEC and/or its Subsidiaries as currently conducted;

(B) all Intellectual Property set forth on Section 3.2(m)(i) of the US LEC Disclosure Schedule is valid, enforceable, in full force and effect and has not been abandoned or cancelled, and no claims are pending or, to the Knowledge of US LEC, have been threatened challenging the validity of such Intellectual Property or US LEC’s and its Subsidiaries’ ownership thereof;

(C) US LEC or a Subsidiary of US LEC has the right to bring actions for the infringement, misappropriation or other violation of all Intellectual Property owned by US LEC or its Subsidiaries;

(D) to the Knowledge of US LEC, the conduct of the business and operations of US LEC and its Subsidiaries as currently conducted does not infringe or otherwise conflict with, and as previously conducted has not infringed or otherwise conflicted with, the rights of any Person in respect of any Intellectual Property; no claim has been made, is pending, or, to the Knowledge of US LEC, is threatened that the conduct of the business and operations of US LEC and its Subsidiaries as previously conducted and as currently conducted violated or violates the asserted rights of any Person; and no licensing requests or other demands or notices of any kind have been made to US LEC or its Subsidiaries with respect to any Intellectual Property used by US LEC or its Subsidiaries in their business or operations as previously conducted or currently conducted;

(E) to the Knowledge of US LEC, none of the Intellectual Property owned by US LEC or its Subsidiaries is being infringed or otherwise violated by a third Person, no claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any Person by US LEC or any of its Subsidiaries, and none of the Intellectual Property owned by US LEC or its Subsidiaries is subject to any outstanding order by or with any court, tribunal, arbitrator or other Governmental Entity;

(F) US LEC and its Subsidiaries have taken all appropriate and timely actions reasonably necessary to ensure full ownership (including by assignment from employees where appropriate and from other Persons performing services for US LEC or any its Subsidiaries), protection and enforceability of all Intellectual Property owned by US LEC or its Subsidiaries under any Applicable Law (including by making and maintaining in full force and effect all necessary filings, registrations and issuances);

(G) US LEC and its Subsidiaries have taken all appropriate actions reasonably necessary to maintain the secrecy of all non-public Intellectual Property, including trade secrets, used in the business of US LEC and its Subsidiaries (including by requiring the execution of confidentiality agreements by employees or any other Person to whom such Intellectual Property has been made available).

(iii) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the right of US LEC or any of its Subsidiaries to own or use any Intellectual Property, other than any such losses, impairments, payments, conflicts, or failure to obtain consents, which, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(n) Compliance with Communications Laws. Except as may be disclosed in the US LEC SEC Documents:

(i) The operations of US LEC and its Subsidiaries are in compliance in all material respects with the terms and conditions of the Communications Laws and neither US LEC nor its Subsidiaries has done anything or failed to do anything which reasonably could be expected to cause the loss of any US LEC Licenses or Permits granted pursuant to applicable Communications Laws.

(ii) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the US LEC Licenses or Permits granted pursuant to applicable Communications Laws is pending or, to the Knowledge of US LEC, threatened before any Governmental Entity. No notices have been received by and no claims have been filed against US LEC or any of its Subsidiaries alleging failure to hold any requisite permits, regulatory approvals, licenses and other authorizations issued pursuant to applicable Communications Laws.

(o) Brokers. Except for fees payable to Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. (collectively, “Deutsche Bank”) and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s, intermediary or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of US LEC. US LEC has previously delivered to PAETEC a true and complete copy of the engagement letter between US LEC and Deutsche Bank and the engagement letter between US LEC and Houlihan Lokey.

(p) Opinion of Financial Advisors. US LEC has received the opinion of its financial advisor, Deutsche Bank Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration with respect to the proposed combination of US LEC and PAETEC pursuant to this Agreement and the repurchase by US LEC, immediately prior to the Effective Time, of all the issued and outstanding shares of US LEC Preferred Stock pursuant to the Repurchase Agreement (the “US LEC Preferred Stock Repurchase”) is fair, from a financial point of view, to US LEC and the holders of US LEC Common Stock. US LEC has received the opinion of its financial advisor, Houlihan Lokey, dated the date of this Agreement, to the effect that, as of such date, assuming the consummation of the Mergers, the consideration to be paid by US LEC in connection with the US LEC Preferred Stock Repurchase is fair to US LEC from a financial point of view, and to the effect that, as of such date, the US LEC Exchange Ratio is fair to US LEC’s stockholders from a financial point of view.

(q) Contracts. (i) Except as may be disclosed in the US LEC SEC Documents, as of the date of this Agreement, none of US LEC or any of its Subsidiaries is a party to or bound by any: (A) Contract required to be filed by US LEC with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K under the Securities Act or Item 1.01 of Form 8-K under the Exchange Act; (B) Contract with respect to material partnerships, joint ventures, acquisitions or dispositions; (C) Contract containing covenants of US LEC or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which US LEC or its Subsidiaries may operate or granting material exclusive rights to the counterparty thereto; (D) Contract that, individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede US LEC’s ability to timely consummate the US LEC Merger or the other transactions contemplated by this Agreement; (E) indenture, mortgage, loan, guarantee or credit Contract under which PAETEC or any Subsidiary of US LEC has any outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $1,500,000, other than any such indebtedness between US LEC (whether as creditor or debtor) and any wholly-owned Subsidiary of US LEC or between any wholly owned Subsidiaries of US LEC; (F) Contract relating to the sale, license, or lease by US LEC or any of its Subsidiaries of any IRUs or peering arrangements; or (G) Contract specifically concerning Intellectual Property (except for (x) non-exclusive, commercially available, off-the-shelf software programs for which US LEC pays an annual fee under any individual contract of less than $1,000,000, (y) Contracts with customers pursuant to which the customer and its Subsidiaries pay less than $1,000,000 annually under any individual contract and (z) Contracts with data suppliers pursuant to which US LEC and its Subsidiaries pay fees under any individual contract of less than $1,000,000 annually) that is material to the business of US LEC and its Subsidiaries, taken as a whole. Each such Contract described in clauses (A)-(G) above is referred to herein as a “US LEC Material Contract.”

(ii) Each of the US LEC Material Contracts is valid and binding on US LEC and each of its Subsidiaries party thereto and, to the Knowledge of US LEC, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on US LEC and its Subsidiaries taken as a whole. There is no default under any US LEC Material Contract either by US LEC or any of its Subsidiaries party thereto or, to the Knowledge of US LEC, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a default thereunder by US LEC or any of its Subsidiaries party thereto or, to the Knowledge of US LEC, any other party thereto, in each case except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on US LEC and its Subsidiaries taken as a whole. Complete and correct copies of each US LEC Material Contract (including any exhibits, annexes, attachments, supplements, amendments or modifications thereto, whether or not such exhibits, annexes, attachments, supplements, amendments or modifications have been filed with the SEC), have been delivered or made available to PAETEC prior to the date hereof.

(r) Real Property. Except as would not have, or reasonably be expected to have, a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole, US LEC and its Subsidiaries own (i) good and valid title to the Owned Real Property and (ii) valid and enforceable leasehold interests with respect to the Leased Real Property, in each case subject to Permitted Liens. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries taken as a whole, all Improvements with respect to the Real Property of US LEC and its Subsidiaries are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and, to the Knowledge of US LEC, there are no facts or conditions affecting any of such Improvements that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof.

(s) Right-of-Way Agreements and Network Facilities. Except as may be disclosed in the US LEC SEC Documents:

(i) Except in any such case as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole, (A) each Right-of-Way Agreement is valid, legally binding, enforceable and in full force and effect, and neither US LEC nor any of its Subsidiaries is in breach of or default under any Right-of-Way Agreement, (B) no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by US LEC or any of its Subsidiaries or permit termination, modification or acceleration by any third party under any Right-of-Way Agreement and (C) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement.

(ii) To the Knowledge of US LEC, neither US LEC nor any of its Subsidiaries is in violation of any Applicable Laws which, individually or in combination with any others, would materially and adversely affect the ability of US LEC or any of its Subsidiaries to use any of the rights associated with the Right-of-Way Agreements, taken as a whole, in the manner and scope in which such rights are now being used.

(iii) Except in any such case as would not, individually or in the aggregate, have, or reasonably be expected to have a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole:

(A) All Owned Network Facilities and Leased Network Facilities: (x) are in Good Condition individually and in combination; (y) are, individually and in combination, operated, installed, and maintained by US LEC, US LEC’s Subsidiaries, or their contractors in a manner that is in compliance with (1) Industry Standards, (2) Customer Requirements, and (3) all Applicable Laws, and (z) comply, individually and in combination, with applicable performance standards.

(B) US LEC owns, free of Liens other than Permitted Liens, all rights, titles, and interest in Owned Network Facilities and shall maintain such right, title and interest through the Closing Date. No third Person may revoke or otherwise encumber or interfere with such rights, title, and interest.

(C) Each Network Facility Agreement to which US LEC or any of its Subsidiaries is a party, is a valid, legally binding and enforceable agreement and is in full force and effect, and neither US LEC nor any of its Subsidiaries is in breach of or default under any Network Facility Agreement, (y) no event has occurred which, with notice or lapse of time or both, would constitute a breach or default by US LEC or any of its Subsidiaries or permit termination, revocation, other interference with performance of, modification or acceleration by any third party of any Network Facility Agreement, and (z) no third Person has repudiated, revoked, terminated or otherwise interfered with performance of or has the right to terminate, repudiate, revoke or otherwise interfere with the performance of any Network Facility Agreement.

(t) Tax-Free Treatment. Neither US LEC nor any of its Subsidiaries has taken (or caused to be taken) any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the US LEC Merger together with the PAETEC Merger from qualifying as an integrated series of transfers qualifying under Section 351 of the Code.

(u) Insurance. All material insurance policies of US LEC and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of US LEC reasonably has determined to be prudent in accordance with industry practices or as is required by Applicable Laws. Neither US LEC nor any of its Subsidiaries is in material breach or default, and neither US LEC nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of any of the material insurance policies of US LEC and its Subsidiaries. True and complete copies of all such material insurance policies have been made available to PAETEC.

(v) Customers and Suppliers.

(i) As of the date of this Agreement, neither (A) US LEC nor any of its Subsidiaries has received notice from any customer, or group of customers that are under common ownership or control, that (x) accounted for at least $1,000,000 of the aggregate products and services furnished by US LEC and its Subsidiaries in the fiscal year ended December 31, 2005 or (y) is expected, to the Knowledge of US LEC, to account for at least $1,000,000 of the aggregate products and services to be furnished by US LEC and its Subsidiaries in the fiscal year ending December 31, 2006, in each case, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has reduced or shall reduce purchases of, or has sought or is seeking to reduce the price it shall pay for, the products or services of US LEC or its Subsidiaries, nor (B) has US LEC or any US LEC Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (x) accounted for at least $1,000,000 of the aggregate goods and services purchased by US LEC or any US LEC Subsidiary in the fiscal year ended December 31, 2005 or (y) is expected, to the Knowledge of US LEC, to account for at least $1,000,000 of the aggregate goods and services purchased by US LEC and the US LEC Subsidiaries in the fiscal year ending December 31, 2006, in each case, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to US LEC or any US LEC Subsidiary, or has materially reduced or will materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to the US LEC or a US LEC Subsidiary.

(ii) Except for requests for call detail records for billing purposes, neither US LEC nor any of its Subsidiaries is, as of the date hereof, involved in any dispute with, or has received any notice of an intention to dispute from, or has received any request for audit, accounting or review from, any Person (including a group of Persons that are under common ownership or control) with whom US LEC or any US LEC Subsidiary does business, (A) with respect to any customer, or group of customers that are under common ownership or control, which involves an aggregate amount in excess of $1,000,000 as of the date hereof, or (B) with respect to any supplier, or group of suppliers that are under common ownership or control, which involves an aggregate amount in excess of $1,000,000 as of the date hereof, relating to any transactions or commitments made, or any contracts or agreements entered into, by US LEC or any US LEC Subsidiary, on one hand, and such Person, on the other hand.

(w) Title to Property. US LEC and its Subsidiaries have good, valid and marketable title to each item of material owned personal property free and clear of all Liens other than Permitted Liens.

(x) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to US LEC is applicable to the Mergers or the US LEC Voting Agreements or the other transactions contemplated hereby or thereby. The action of the Board of Directors of US LEC in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

(y) US LEC Preferred Stock Agreements. As a result of the consummation of the transactions contemplated by the Repurchase Agreement, from and after the Effective Time, neither US LEC, the Company nor any other party to this Agreement shall have any obligations under the US LEC Preferred Stock Agreements (as defined in Section 8.3(v)), and no party to any US LEC Preferred Stock Agreement shall have any rights under any US LEC Preferred Stock Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1 Conduct of Business.

(a) Each of PAETEC and US LEC agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 4.1(a) of the PAETEC Disclosure Schedule or Section 4.1(a) of the US LEC Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, or unless PAETEC and US LEC shall otherwise consent in advance in writing, which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall only be required if consistent with Applicable Laws, each of PAETEC and US LEC shall, and shall cause each of its Subsidiaries (including the Company, Merger Sub U and Merger Sub P) to: (i) maintain its existence in good standing under Applicable Laws, (ii) subject to the restrictions and exceptions set forth in this Section 4.1(a), conduct its operations only in the ordinary and usual course of business consistent with past practice and (iii) use commercially reasonable efforts to keep available the services of the current officers, key employees and key consultants of each of it and its Subsidiaries and to preserve the current relationships of each of it and its Subsidiaries, with its customers, suppliers and other Persons with which it or any of its Subsidiaries has significant business relations as are reasonably necessary in order to preserve substantially intact its business organization. In addition, without limiting the foregoing, except as set forth in Section 4.1(a) of the PAETEC Disclosure Schedule or Section 4.1(a) of the US LEC Disclosure Schedule, as the case may be, or as expressly provided by any other provision of this Agreement, the US LEC Voting Agreements, the PAETEC Voting Agreements, the PAETEC Ancillary Agreement, the Repurchase Agreement or the Conversion Agreement (each as in effect on the date hereof), PAETEC and US LEC shall not and shall not permit any of their respective Subsidiaries to (unless otherwise required by Applicable Laws applicable to PAETEC and its Subsidiaries or US LEC and its Subsidiaries, respectively, or as otherwise specifically provided herein), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of PAETEC or US LEC, respectively (which consent shall not be unreasonably withheld, delayed or conditioned and shall only be required if consistent with Applicable Laws):

(i) (A) except for the amendments to the certificate of incorporation and by-laws of the Company contemplated in this Agreement, amend or otherwise change its articles or certificate of incorporation or bylaws or equivalent organizational documents, as the case may be, (B) liquidate, merge or consolidate or enter into a similar transaction or (C) form or create any Subsidiary that is not a wholly-owned Subsidiary;

(ii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other equity interests in, PAETEC or US LEC or any of their respective Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of PAETEC or US LEC or any of their respective Subsidiaries, except for (A) the issuance of securities issuable upon the exercise of options, warrants or other rights outstanding as of the date hereof under the PAETEC Stock Agreements, the US LEC Stock Plan or the US LEC Warrants, (B) the issuance of options under any PAETEC Benefit Plans or US LEC Benefit Plans, as in effect on the date hereof, respectively, provided that such option issuances are made in the ordinary course consistent with past practice, that no option issuances are made at or above the director, vice president, executive vice president or senior vice president level and that the number of shares of PAETEC Common Stock or US LEC Common Stock subject to such options does not exceed in the aggregate the amount set forth in Section 4.1(a)(ii) of the PAETEC Disclosure Schedule or Section 4.1(a)(ii) of the US LEC Disclosure Schedule, as the case may be, and (C) the issuance of payment-in-kind dividends with respect to the US LEC Preferred Stock in accordance with the terms thereof as in effect on the date hereof to the extent that such issuances are contemplated by the Repurchase Agreement, but only if such issuances do not result in the issuance of additional shares of US LEC Common Stock;

(iii) (A) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of PAETEC or US LEC, except for payment-in-kind dividends in respect of the US LEC Preferred Stock in the manner and to the extent contemplated by Section 4.1(a)(ii)(C), or (B) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any Subsidiary, other than in the ordinary course or (C) enter into or amend any agreement with respect to the voting or registration of the capital stock of PAETEC or US LEC, provided, in the case of each of clauses (A) and (B) above, that any Subsidiary of PAETEC or US LEC may declare, make or pay dividends or other distributions to PAETEC or any of PAETEC’s Subsidiaries or US LEC or any of US LEC’s Subsidiaries, as the case may be;

(iv) (A) reclassify, combine, split or subdivide any of their capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities other than in connection with the forfeiture of PAETEC Stock Unit Awards, PAETEC Options or US LEC Options as a result of terminations of employment or other forfeiture events specified therein in the ordinary course of business and consistent with past practice;

(v) (A) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a Subsidiary of PAETEC or US LEC, respectively) for borrowed money, except for (x) indebtedness for borrowed money under or guarantees with respect to indebtedness under PAETEC’s or US LEC’s existing credit facilities, respectively, incurred and applied in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $1,500,000 in principal amount outstanding at any one time, (y) indebtedness not to exceed $1,000,000 in the aggregate incurred to finance acquisitions permitted pursuant to Section 4.1(a)(x) or (z) indebtedness of any Subsidiary of PAETEC or US LEC, to PAETEC or US LEC, respectively, or to any other Subsidiary of PAETEC or US LEC, respectively, or indebtedness of PAETEC or US LEC, respectively, to any Subsidiary of PAETEC or US LEC, respectively, (B) (x) terminate or cancel (other than a termination or cancellation due to the expiration of any term of any contract or any breach or nonperformance by any counterparty), or agree to any material change in, any PAETEC Material Contract or US LEC Material Contract, as the case may be, where such termination, cancellation or change would have an adverse effect on PAETEC and its Subsidiaries, or US LEC and its Subsidiaries, as the case may be (in each case taken as a whole), or (y) enter into (other than by extension of an existing contract or by entry into a new contract with an existing counterparty on terms substantially the same as those of the prior contract, in each case in the ordinary course of business consistent with past practice, provided that any such extension or new contract does not obligate US LEC or PAETEC or their respective Subsidiaries to make payments thereunder that exceed $500,000 in the aggregate) any contract which would be deemed to be a PAETEC Material Contract or a US LEC Material Contract, as the case may be, if entered into prior to the date hereof, except, for the purposes of this Section 4.1(a)(v)(B), the dollar amounts used to calculate whether a contract would be a PAETEC Material Contract or a US LEC Material Contract, respectively, shall be doubled or (C) make or authorize any loan to any Person (other than PAETEC or a Subsidiary of PAETEC, in the case of PAETEC or any Subsidiary of PAETEC, or US LEC or a Subsidiary of US LEC, in the case of US LEC or any Subsidiary of US LEC) outside the ordinary course of business consistent with past practice;

(vi) Except as required by Applicable Laws or by the terms of any existing US LEC Benefit Plan or PAETEC Benefit Plan as in effect on the date hereof or as otherwise set forth in Section 4.1(a)(vi) of the PAETEC Disclosure Schedule or Section 4.1(a)(vi) of the US LEC Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or other employees, agents or consultants, other than in the ordinary course of business consistent with past practice; (B) grant any rights to severance or termination pay to, or enter into any employment, consulting, severance or similar agreement with, any director, officer or other employee, or any agent or consultant; (C) grant any cash bonus, stock-based award or other incentive to any director, officer or other employee, agent or consultant, other than awards to newly hired officers or other employees, agents or consultants or pursuant to any existing US LEC Benefit Plan or PAETEC Benefit Plan as in effect on the date hereof, in each case, in the ordinary course of business consistent with past practice; (D) establish, adopt, enter into or amend any collective bargaining agreement (or other agreement or understanding with any trade union, works council or other employee representative body) or any US LEC Benefit Plan or PAETEC Benefit Plan; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any US LEC Benefit Plan, any PAETEC Benefit Plan or any award agreement thereunder; or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change in control or similar agreement having “good reason” or other entitlement to terminate employment and collect severance payments and benefits pursuant to such agreement;

(vii) make any material change in financial accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(viii) except as required by Applicable Laws, make, change or revoke any material Tax election or settle or compromise any material liability for Taxes, change any annual Tax accounting period, change any method of Tax accounting, file any material amended Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(ix) write up, write down or write off the book value of any assets, individually or in the aggregate, for PAETEC and its Subsidiaries, taken as a whole, or US LEC and its Subsidiaries, taken as a whole, respectively, other than (A) in the ordinary course of business, (B) as may be required by GAAP or (C) otherwise not in excess of $500,000;

(x) acquire, dispose of, or agree to acquire from or agree to dispose to any Person, any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any Person, except in connection with (A) capital expenditures set forth in Section 4.1(a)(x) of the PAETEC Disclosure Schedule or Section 4.1(a)(x) of the US LEC Disclosure Schedule, in addition to other capital expenditures in the ordinary course of business consistent with past practice in amounts not to exceed $5,000,000 in the aggregate for the period commencing on the date hereof and ending on the Effective Time, as the case may be, or which are made from insurance proceeds, (B) in addition to capital expenditures permitted under clause (A) above, acquisitions or dispositions of inventory and other tangible assets in the ordinary course of business consistent with past practice, and (C) acquisitions and dispositions via arms-length transactions with one or more Persons that are not Affiliates of PAETEC or US LEC, as applicable (in addition to acquisitions and dispositions permitted under clauses (A) and (B) above), of assets, operations, businesses or securities up to $500,000 in the aggregate;

(xi) except as required by Applicable Laws or any judgment by a court of competent jurisdiction, pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than such payments, discharges, settlements or satisfactions made in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $1,000,000 (measured by consideration paid or received);

(xii) enter into any non-competition contract or other contract that purports to limit in any material respect either the type of business in which PAETEC or its Subsidiaries, or US LEC or its Subsidiaries, respectively, may engage or the manner or locations in which any of them may so engage in any business;

(xiii) except as otherwise permitted by this Section 4.1(a), make any material change in the conduct of its businesses or enter into any transaction other than in the ordinary course business and consistent with past practice;

(xiv) authorize or enter into any agreement, or otherwise make any commitment, to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to either party, directly or indirectly, rights to control or direct the operations of the other party prior to the Effective Time in violation of Applicable Laws. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its own operations.

(c) PAETEC shall promptly provide US LEC with all (i) quarterly statements of income and cash flows of PAETEC and its consolidated Subsidiaries and (ii) quarterly consolidated balance sheets of PAETEC and its Subsidiaries, in each case for and as of the end of all quarterly periods after the date hereof until the Effective Time, commencing with the quarterly period ended June 30, 2006, as soon as such financial statements are prepared (and no later than such financial statements are distributed to PAETEC’s stockholders). Moreover, to the extent PAETEC prepares such financial statements on a more frequent basis than quarterly and distributes such financial statements to its stockholders, such financial statements shall be distributed at the same time to US LEC. Collectively, all of such quarterly financial statements of PAETEC are referred to in the Agreement as the “Prospective PAETEC Financial Statements.”

(d) PAETEC shall not permit the Company or any of its Subsidiaries to take, or commit to take, any action after the PAETEC Effective Time and prior to the US LEC Effective Time, except for the actions expressly set forth in this Agreement as actions to be taken by such Person during such period.

(e) PAETEC and PAETEC’s Subsidiaries shall maintain or cause their Owned Network Facilities and Leased Network Facilities, individually and in combination, to be maintained in Good Condition and in compliance, in all material respects, with performance standards, Industry Standards, Customer Requirements, and all Applicable Laws through the Closing Date. US LEC and US LEC’s Subsidiaries shall maintain or cause their Owned Network Facilities and Leased Network Facilities, individually and in combination, to be maintained in Good Condition and in compliance, in all material respects, with performance standards, Industry Standards, Customer Requirements and all Applicable Laws through the Closing Date.

SECTION 4.2 No Solicitation.

(a) Except as provided in Section 4.2(c) or 4.2(d), from the date hereof until the earlier of the Effective Time and the termination of this Agreement, none of PAETEC or US LEC, their respective Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) (collectively, “Representatives”) of PAETEC or US LEC or any of their respective Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or knowingly facilitate (including by way of furnishing information or entering into any agreements, arrangements or understandings) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, business combination, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving PAETEC or US LEC or any of their respective Subsidiaries that, if consummated, would constitute, or would reasonably be expected to constitute, an Alternative Transaction (as defined in Section 8.3(b)) (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Transaction Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or an Alternative Transaction Proposal, (iii) enter into any agreement regarding an Alternative Transaction or an Alternative Transaction Proposal, (iv) approve or endorse or agree to approve or endorse an Alternative Transaction or an Alternative Transaction Proposal or (v) make or effect a Change of Recommendation (as defined in Section 4.2(d)(ii)).

(b) From the date hereof until the earlier of the Effective Time and the termination of this Agreement, PAETEC shall notify US LEC and US LEC shall notify PAETEC, as the case may be, promptly (but in no event later than 24 hours) after receipt of any Alternative Transaction Proposal, or any material modification of or material amendment to any Alternative Transaction Proposal or any request for nonpublic information relating to PAETEC or US LEC, respectively, or any of their respective Subsidiaries relating to any Alternative Transaction Proposal. Such notice to PAETEC or US LEC, as the case may be, shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Transaction Proposal or such request and the material terms of any such Alternative Transaction Proposal or any material modification or material amendment to an Alternative Transaction Proposal (including a copy thereof if such Alternative Transaction Proposal or material modification or material amendment is in writing). From the date hereof until the earlier of the Effective Time and the termination of this Agreement, PAETEC shall keep US LEC and US LEC shall keep PAETEC reasonably informed on a current basis of any material changes in the status and any material changes or modifications in the terms of any such Alternative Transaction Proposal, indication or request. US LEC or PAETEC, as the case may be, shall provide the other party with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal or Alternative Transaction.

(c) Superior Proposals. Notwithstanding anything to the contrary contained in Section 4.2(a), in the event that US LEC or PAETEC, as the case may be, receives an unsolicited, bona fide written Alternative Transaction Proposal that is determined (in accordance with Section 8.3(t)) to be, or is reasonably likely to be, a Superior Proposal (as defined in Section 8.3(t)), it may then take the following actions (but only (1) if and to the extent that (y) its Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws, and (z) US LEC or PAETEC, as the case may be, has given the other party at least two business days prior written notice of its intention to take any of the following actions and (2) if it shall not have breached in any material respect any of the provisions of this Section 4.2):

(i) Furnish nonpublic information to the Person or group of Persons making such Superior Proposal, provided that (A) prior to furnishing any such nonpublic information, it receives from such Person or group of Persons an executed confidentiality and standstill agreement containing terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of June 23, 2006, between US LEC and PAETEC (the “CDA“) and (B) contemporaneously with furnishing any such nonpublic information to such Person or group of Persons, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished to such party); and

(ii) Engage in discussions or negotiations with such Person or group of Persons with respect to such Superior Proposal.

(d) Changes of Recommendation.

(i) In response to the receipt of an unsolicited, bona fide written Alternative Transaction Proposal which is determined (in accordance with Section 8.3(t)) to be a Superior Proposal, the Board of Directors of US LEC or PAETEC, as the case may be, may make a Change of Recommendation, if all of the following conditions in clauses (A) through (E) are met:

(A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(B) the US LEC Stockholder Approval or the PAETEC Stockholder Approval, as the case may be, has not occurred;

(C) US LEC or PAETEC, as the case may be, has (1) complied with the provisions of Sections 4.2(b) and 4.2(c) of this Agreement, (2) provided to the other party hereto four business days’ prior written notice which shall state expressly that it intends to effect a Change of Recommendation and the manner in which it intends to do so and (3) during the aforementioned period, if requested by the other party hereto, engaged in good faith negotiations so that the other party is able to make a revised proposal to amend this Agreement in such a manner that the Alternative Transaction Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

(D) the Board of Directors of US LEC or PAETEC, as the case may be, has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under Applicable Laws; and

(E) US LEC or PAETEC, as the case may be, shall not have breached in any material respect any of the provisions set forth in this Section 4.2.

(ii) A “Change of Recommendation” shall mean the withholding, withdrawal, amendment, qualification or modification of the Board of Directors’ recommendation in favor of, in the case of PAETEC, adoption and approval of this Agreement and the transactions contemplated hereby, and, in the case of US LEC, adoption and approval of this Agreement and the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan, and, in the case of a tender or exchange offer made directly to US LEC’s stockholders or PAETEC’s stockholders, as the case may be, a recommendation that US LEC’s stockholders or PAETEC’s stockholders, as the case may be, accept the tender or exchange offer.

(e) Nothing contained in this Section 4.2 shall prohibit PAETEC or US LEC or their respective Subsidiaries from taking and disclosing to their respective stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(f) PAETEC and its Subsidiaries, and US LEC and its Subsidiaries, respectively, shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than US LEC or PAETEC, respectively) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than PAETEC or US LEC who have been furnished confidential information regarding PAETEC or US LEC in connection with the solicitation of or discussions regarding an Alternative Transaction Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Each of PAETEC and US LEC agree not to, and to cause their respective Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which PAETEC or US LEC or any of their respective Subsidiaries is or may become a party and to use its reasonable best efforts to enforce, to the fullest extent permitted by Applicable Laws, the provisions of any such confidentiality and standstill provisions.

(g) PAETEC and US LEC shall use their respective reasonable best efforts to inform their respective Representatives of the restrictions described in this Section 4.2. It is understood that any violation of the restrictions set forth in this Section 4.2 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained advisor) of PAETEC or its Subsidiaries, or US LEC or its Subsidiaries, respectively, at the direction or with the consent of PAETEC or US LEC, respectively, or their respective Subsidiaries, as the case may be, shall be deemed to be a breach of this Section 4.2 by PAETEC or US LEC, respectively.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Preparation of SEC Documents; Stockholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, US LEC and PAETEC shall prepare the Joint Proxy Statement and US LEC, the Company and PAETEC shall prepare and the Company shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company, US LEC and PAETEC shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. US LEC shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to US LEC’s stockholders, and PAETEC shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to PAETEC’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Subject to Section 4.2(d), the Joint Proxy Statement shall contain the Recommendations. The Company, PAETEC and US LEC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance and reservation of shares of Company Common Stock in the Mergers, the conversion of PAETEC Warrants and US LEC Warrants into Company Warrants, the conversion of PAETEC Options and US LEC Options into options to acquire Company Common Stock, and the conversion of PAETEC Unit Awards and US LEC Purchase Rights into stock units and purchase rights, respectively, with respect to Company Common Stock. PAETEC shall furnish to US LEC all information concerning PAETEC and the holders of PAETEC Common Stock, PAETEC Warrants, PAETEC Options and PAETEC Unit Awards, as may be reasonably requested by US LEC in connection with any such action. US LEC shall furnish to the Company and PAETEC all information concerning US LEC and the holders of US LEC Common Stock, US LEC Warrants, US LEC Options and US LEC Purchase Rights as may be reasonably requested by the Company in connection with such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement and no response to SEC comments thereon shall be made by (i) the Company or PAETEC or (ii) US LEC without US LEC’s or PAETEC’s (as applicable) prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing US LEC or PAETEC, as applicable, the opportunity to review and comment thereon, unless (x) the Company or PAETEC or (y) US LEC would be in violation of Applicable Laws if it were to delay such filing, amendment or supplement in order to receive such prior consent (provided that the Company and PAETEC and US LEC shall use its reasonable best efforts to provide US LEC or PAETEC, as applicable, with the opportunity to review and comment thereon). The Company or PAETEC shall advise US LEC, promptly after it receives oral or written notice thereof, of the time when the Form S-4 has been declared effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company Common Stock or the Company Warrants issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information and shall promptly provide the other with copies of any written communication from the SEC or any state securities commission. The Company, PAETEC and US LEC shall prepare any written response to any such SEC comments. If at any time prior to the Effective Time any information relating to US LEC or PAETEC or any of their respective Affiliates, officers or directors should be discovered by US LEC or PAETEC which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of US LEC and PAETEC.

(b) Each of PAETEC and US LEC shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with Applicable Laws and the PAETEC Organizational Documents, in the case of PAETEC, and Applicable Laws and the US LEC Organizational Documents, in the case of US LEC, to duly give notice of, convene and hold a meeting of their stockholders, respectively, to be held as promptly as practicable to consider, in the case of US LEC, the adoption of this Agreement and approval of the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan (the “US LEC Stockholders’ Meeting”) and, in the case of PAETEC, the adoption of this Agreement and the approval of the transactions contemplated hereby (the “PAETEC Stockholders’ Meeting”). Subject to Section 4.2(d), each of PAETEC and US LEC shall use reasonable best efforts to solicit from their stockholders, respectively, proxies in favor of, in the case of US LEC, the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan, and in the case of PAETEC, the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall take all other action necessary or advisable to secure the vote or consent of their stockholders, respectively, required by Applicable Laws and, in the case of US LEC, the NASDAQ Marketplace Rules, to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, PAETEC or US LEC may adjourn or postpone the PAETEC Stockholders’ Meeting or the US LEC Stockholders’ Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to their respective stockholders, in advance of a vote on, in the case of US LEC, the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan, and in the case of PAETEC, the adoption of this Agreement and the approval of the transactions contemplated hereby, or, if, as of the time for which the PAETEC Stockholders’ Meeting or the US LEC Stockholders’ Meeting, as the case may be, is originally scheduled, there are insufficient shares of PAETEC Common Stock or US LEC Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Each of PAETEC and US LEC shall ensure that the PAETEC Stockholders’ Meeting and the US LEC Stockholders’ Meeting, respectively, are called, noticed, convened, held and conducted, and that all proxies solicited in connection with the PAETEC Stockholders’ Meeting or the US LEC Stockholders’ Meeting, as the case may be, are solicited in compliance with Applicable Laws, and, in the case of PAETEC, the PAETEC Organizational Documents, and, in the case of US LEC, the US LEC Organizational Documents and the NASDAQ Marketplace Rules. Without the prior written consent of PAETEC, the adoption of this Agreement and the approval of the transactions contemplated hereby, the Company Charter Amendment and the New Equity Plan shall be the only matters which US LEC shall propose to be acted on by US LEC’s stockholders at the US LEC Stockholders’ Meeting. Notwithstanding any other provision of this Agreement to the contrary, if US LEC is required under Applicable Laws to submit additional matters contemplated hereby to a vote of its stockholders, US LEC shall be authorized and required hereunder to submit approval of such matters to its stockholders, the term “US LEC Stockholder Approval” as used herein shall be deemed to include reference to approval of such matters by a vote of US LEC’s stockholders, the term “US LEC Stockholders’ Meeting” as used herein shall be deemed to include reference to submission of such matters to a vote of US LEC’s stockholders, and any representation and warranty by US LEC herein with respect to stockholder votes or consents required to be obtained by US LEC shall be deemed to refer to such matters. Without the prior written consent of US LEC, the adoption of this Agreement and the approval of the transactions contemplated hereby shall be the only matters which PAETEC shall propose to be acted on by PAETEC’s stockholders at the PAETEC Stockholders’ Meeting. Notwithstanding any other provision of this Agreement to the contrary, if PAETEC is required under Applicable Laws to submit additional matters contemplated hereby to a vote of its stockholders, PAETEC shall be authorized and required hereunder to submit approval of such matters to its stockholders, the term “PAETEC Stockholder Approval” as used herein shall be deemed to include reference to approval of such matters by a vote of PAETEC’s stockholders, the term “PAETEC Stockholders’ Meeting” as used herein shall be deemed to include reference to submission of such matters to a vote of PAETEC’s stockholders, and any representation and warranty by PAETEC herein with respect to stockholder votes or consents required to be obtained by PAETEC shall be deemed to refer to such matters.

(c) Each of PAETEC and US LEC shall use reasonable best efforts to hold the PAETEC Stockholders’ Meeting and US LEC Stockholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

SECTION 5.2 Accountant’s Letters. Each of PAETEC and US LEC shall use reasonable best efforts to cause to be delivered to the other party two letters from their respective independent accountants, one dated approximately as of the date the Form S-4 is declared effective and one dated approximately as of the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 5.3 Access to Information; Confidentiality.

(a) Subject to the CDA and Applicable Laws, each of US LEC and PAETEC shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors, financing sources and other representatives of such other party, reasonable access at all reasonable times on reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party) and, during such period and subject to the CDA and Applicable Laws, each of US LEC and PAETEC shall, and shall cause each of their respective Subsidiaries to, make available to the other party (i) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other material information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

(b) Each of US LEC and PAETEC shall hold and keep confidential, and shall cause their respective officers and employees and shall direct its accountants, counsel, financial advisors and other representatives and Affiliates to hold and keep confidential, any nonpublic information in accordance with the terms of the CDA.

SECTION 5.4 Reasonable Best Efforts.

(a) Upon the terms of, and subject to the conditions set forth in, this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under this Agreement and Applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts: (i) to prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain, as promptly as practicable, all waivers, consents, clearances, licenses, orders, registrations, permits, approvals and authorizations necessary or advisable to be obtained from any third party and/or Governmental Entity in order to consummate the Mergers and each other transaction contemplated by this Agreement, including all filings required under the HSR Act and the Communications Act, (ii) subject to the terms of Section 5.4(c), to obtain all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations as are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations, provided that neither party shall be required to offer or agree to an order that requires (A) the divestiture of any properties, assets, operations or businesses, (B) holding separate any properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting ownership of any such assets (or any portion thereof) as may be necessary to permit the parties to fully complete the transactions contemplated by this Agreement, and/or (C) satisfying any additional conditions imposed by Governmental Entities with respect to the Mergers and the other transactions contemplated by this Agreement, if such divestiture, hold separate requirement and/or satisfaction of additional conditions would reasonably be expected to have a material adverse effect on the Company, the US LEC Surviving Corporation, the PAETEC Surviving Corporation and their respective Subsidiaries, taken as a whole, after the Mergers, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) to execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement. In furtherance of the foregoing, the parties shall cooperate and use reasonable best efforts to determine and agree upon, within two weeks of the date hereof, a list of those Governmental Entities in foreign jurisdictions, if any, to which it may be necessary or appropriate to submit any filings, notifications or registrations or take any other actions in connection with regulatory or legal requirements of such Governmental Entities relating to the transactions contemplated hereby; provided that the foregoing shall not affect or otherwise modify the closing conditions in Sections 6.1(b), 6.1(c) and 6.1(d). Subject to Applicable Laws relating to the exchange of information, PAETEC and US LEC shall have the right to review in advance, and to the extent reasonably practicable each shall consult the other with respect to, all the information relating to PAETEC and its Subsidiaries or US LEC and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(b) Each of US LEC (and its Subsidiaries) and PAETEC (and its Subsidiaries) shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with the efforts referenced above in obtaining all required approvals or consents of all Governmental Entities, including the SEC, the FCC, the Federal Trade Commission and/or the United States Department of Justice. In that regard, each party shall, without limitation: (i) promptly notify the other of, and if in writing furnish the other with copies of (or, in the case of oral communications, advise the other orally of), any communications from or with any Governmental Entity with respect to the PAETEC Merger, the US LEC Merger, or any of the other transactions contemplated by this Agreement; (ii) permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written (or any proposed oral) communication with any such Governmental Entity with respect to the PAETEC Merger, the US LEC Merger, or any of the other transactions contemplated by this Agreement; (iii) not participate in any meeting or oral communication with any such Governmental Entity with respect to the PAETEC Merger, the US LEC Merger, or any of the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to the PAETEC Merger, the US LEC Merger, or any of the other transactions contemplated by this Agreement and the Mergers; and (v) furnish the other party with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Each of US LEC (and its Subsidiaries) and PAETEC (and its Subsidiaries) may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (US LEC or PAETEC, as the case may be) or its legal counsel.

(c) In connection with the filings referenced in Sections 5.4(a) and 5.4(b), the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Notwithstanding the foregoing, nothing contained herein shall be deemed to require the Company, US LEC or PAETEC to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect on the Company, the US LEC Surviving Corporation, the PAETEC Surviving Corporation, and their respective Subsidiaries, taken as a whole, after the Mergers.

(d) PAETEC and its Subsidiaries and US LEC and its Subsidiaries shall, upon reasonable notice, provide, and shall cause their respective officers, employees and representatives to provide, all cooperation reasonably requested by the other parties in connection with (i) obtaining the Financing (as defined in Section 5.14(a)) or the alternative financing contemplated by Section 5.14(a), (ii) completing the actions contemplated by Sections 5.14(b) and 5.14(c) and (iii) the repayment, repurchase, redemption, defeasance, modification, refinancing, or assumption, of all rights, duties and obligations, contingent or otherwise, of the other parties (as applicable) and its Subsidiaries in respect of such other parties’ financings described in Section 5.4(d) of the US LEC Disclosure Schedule or Section 5.4(d) of the PAETEC Disclosure Schedule, as the case may be; provided that, notwithstanding the foregoing, no cooperation or other assistance shall be required if such cooperation or other assistance would unreasonably disrupt the business or operations of such party or any of its Subsidiaries.

SECTION 5.5 Indemnification and Insurance.

(a) From and after the Effective Time, the Company, the US LEC Surviving Corporation and the PAETEC Surviving Corporation shall fulfill and honor in all respects the obligations of each of US LEC and PAETEC pursuant to any indemnification agreements between US LEC or PAETEC, respectively, and each of their respective present or former directors, officers and employees in effect immediately prior to the Effective Time, subject to Applicable Laws. For at least six years after the Effective Time, each of the Company and the Surviving US LEC Corporation shall jointly and severally indemnify and hold harmless the present and former officers and directors of US LEC and its Subsidiaries (the “US LEC Indemnified Parties”) for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of US LEC or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws. For at least six years after the Effective Time, each of the Company and the Surviving PAETEC Corporation shall jointly and severally indemnify and hold harmless the present and former officers and directors of PAETEC and its Subsidiaries (the “PAETEC Indemnified Parties” and together with the US LEC Indemnified Parties, the “Indemnified Parties”) for any costs, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such Person is or was an officer, director or employee of PAETEC or any of its Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (including those related to this Agreement and the transactions contemplated hereby), and shall advance expenses in respect thereof, in each case, to the fullest extent permitted by Applicable Laws.

(b) For a period of six years after the Effective Time, the Company shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by US LEC with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that the

Company may substitute therefor new policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such current policies to former officers and directors of US LEC only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such current or new policies at any time during such six-year period would exceed 300% of the per annum premium rate paid by US LEC and its Subsidiaries as of the date hereof for such current policies, then the Company shall use reasonable best efforts to provide as much coverage under such current or new policies as is then available at such aggregate annual premiums up to 300% of such per annum premium rate.

(c) For a period of six years after the Effective Time, the Company shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by PAETEC with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that the Company may substitute therefor new policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous than such current policies to former officers and directors of PAETEC, as the case may be, only with respect to claims arising from facts or events which occurred at or before the Effective Time; and provided, further, that if the aggregate annual premiums for any such current or new policies at any time during such six-year period would exceed 300% of the per annum premium rate paid by PAETEC and its Subsidiaries as of the date hereof for such current policies, then the Company shall use reasonable best efforts to provide as much coverage under such current or new policies as is then available at such aggregate annual premiums up to 300% of such per annum premium rate.

(d) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Laws, if any claim, action, suit, proceeding or investigation is made or brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) If the Company, US LEC or PAETEC or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, the Company, US LEC or PAETEC shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.5.

(f) The provisions of this Section 5.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

SECTION 5.6 Fees and Expenses. Except as set forth in this Section 5.6 and in Section 7.2, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated, except that PAETEC shall bear and pay two-thirds of the aggregate costs and expenses incurred by the Company, US LEC and PAETEC, and US LEC shall bear and pay one-third of the aggregate costs and expenses incurred by the Company, US LEC and PAETEC (other than attorneys’ fees, accountants’ fees and related expenses) in connection with (i) the filing, printing and mailing of the Form S-4 (including financial statements and exhibits), the Joint Proxy Statement (including SEC filing fees) and any preliminary materials related thereto, (ii) the filing of all notices and/or petitions for regulatory approval required by the FCC and relevant state public service or public utility commissions or similar state regulatory bodies, and (iii) the filings of the premerger notification and report forms under the HSR Act.

SECTION 5.7 Public Announcements. Neither PAETEC nor US LEC shall, and neither PAETEC nor US LEC shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of US LEC, in the case of a proposed announcement or statement by PAETEC, or PAETEC, in the case of a proposed announcement or statement by US LEC; provided, however, that US LEC may, without the prior consent of PAETEC, and PAETEC may, without the prior consent of US LEC (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by Applicable Law or by the NASDAQ Marketplace Rules.

SECTION 5.8 Listing. The Company shall use reasonable best efforts to cause the Company Common Stock issuable under Article II and any other shares of Company Common Stock to be reserved for issuance following consummation of the Mergers (including any shares of Company Common Stock issuable pursuant to the PAETEC Warrants, the PAETEC Options, the PAETEC Unit Awards, the US LEC Warrants, the US LEC Options or the US LEC Purchase Rights upon their assumption and conversion hereunder) to be authorized for listing on NASDAQ or, if listing on NASDAQ is not reasonably practicable, the NASDAQ Capital Market, upon official notice of issuance.

SECTION 5.9 Tax-Free Treatment.

(a) Neither US LEC nor PAETEC or any of their respective Subsidiaries shall take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the US LEC Merger together with the PAETEC Merger to fail to qualify as an integrated series of transfers under Section 351 of the Code. US LEC and PAETEC shall use all reasonable efforts, and shall cause their respective Subsidiaries to use all reasonable efforts, to cause the US LEC Merger together with the PAETEC Merger to qualify as an integrated series of transfers under Section 351 of the Code.

(b) US LEC and PAETEC and each of their respective Subsidiaries shall not take any position on any Tax Return inconsistent with the treatment of the US LEC Merger together with the PAETEC Merger as an integrated series of transfers under Section 351 of the Code, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

(c) Officers of US LEC and PAETEC shall execute and deliver to Skadden, Arps, Slate, Meagher and Flom LLP, (“US LEC’s Counsel”) and Hogan & Hartson L.L.P. (“PAETEC’s Counsel”) certificates (the “Tax Representation Letters”) substantially in the form agreed to by the parties and their counsel at such time or times as may be reasonably requested by such tax counsel, including in connection with the distribution of Form S-4 and on the Closing Date. Each of US LEC, PAETEC and each of their respective Subsidiaries shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which failure or inaction would cause to be untrue) any of the statements included in the Tax Representation Letters.

SECTION 5.10 Conveyance Taxes. PAETEC and US LEC shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 5.11 Equity Awards and Employee Benefits.

(a) PAETEC and US LEC Equity Awards.

(i) Stock Options, Warrants and Rights. At the Effective Time, each then outstanding PAETEC Option, each then outstanding PAETEC Warrant, each then outstanding US LEC Option, each then outstanding right to acquire US LEC Common Stock under the US LEC Purchase Plan (each, a “US LEC Purchase Right”) and each then outstanding US LEC Warrant, in each case, whether or not vested or exercisable at the Effective Time, shall be assumed by the Company and converted into an option, right or warrant, as applicable, to purchase Company Common Stock on the same terms and conditions applicable to such PAETEC Option, PAETEC Warrant, US LEC Option, US LEC Purchase Right or US LEC Warrant, as applicable (including any applicable option award agreement, warrant instrument or other document evidencing such PAETEC Option, PAETEC Warrant, US LEC Option, US LEC Purchase Right or US LEC Warrant, as applicable), immediately prior to the Effective Time, including existing vesting and exercisability provisions without any acceleration thereof, except that:

(A) each assumed PAETEC Option or each assumed PAETEC Warrant, as applicable, when exercisable, shall be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of PAETEC Common Stock that were subject to such assumed PAETEC Option or assumed PAETEC Warrant, as applicable, immediately prior to the Effective Time multiplied by the PAETEC Exchange Ratio, rounded down to the nearest whole share;

(B) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each assumed PAETEC Option or each assumed PAETEC Warrant, as applicable, shall be equal to the quotient determined by dividing the per share exercise price of PAETEC Common Stock of each assumed PAETEC Option or each assumed PAETEC Warrant, as applicable, by the PAETEC Exchange Ratio, rounded up to the nearest whole cent;

(C) with respect to each assumed PAETEC Warrant, consummation of the Mergers shall be deemed an “Initial Public Offering” for purposes of the exercisability of such PAETEC Warrant;

(D) each assumed US LEC Option, each assumed US LEC Purchase Right or each assumed US LEC Warrant, as applicable, when exercisable, shall be exercisable for that number of whole shares of Company Common Stock equal to the product of the number of shares of US LEC Common Stock that were subject to such assumed US LEC Option, assumed US LEC Purchase Right or assumed US LEC Warrant, as applicable, immediately prior to the Effective Time multiplied by the US LEC Exchange Ratio, rounded down to the nearest whole share; and

(E) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each such assumed US LEC Option, each such assumed US LEC Purchase Right or each such assumed US LEC Warrant, as applicable, shall be equal to the quotient determined by dividing the per share exercise price of US LEC Common Stock of such assumed US LEC Option, assumed US LEC Purchase Right or assumed US LEC Warrant, as applicable, by the US LEC Exchange Ratio, rounded up to the nearest whole cent.

Notwithstanding the foregoing, the conversion of any PAETEC Option or US LEC Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code into an option to purchase Company Common Stock, and the conversion of a US LEC Purchase Right into a right to purchase Company Common Stock, shall be made so as not to constitute a “modification” of such PAETEC Option, US LEC Option or US LEC Purchase Right within the meaning of Section 424 of the Code.

(ii) PAETEC Units. At the Effective Time, each then outstanding award of stock units relating to PAETEC Common Stock granted by PAETEC under the PAETEC Executive Incentive Plan or the PAETEC 2001 Plan (each, a “PAETEC Unit Award”) shall be assumed by the Company and converted into stock units relating to Company Common Stock on the same terms and conditions applicable to such assumed PAETEC Unit Award (including any applicable stock unit award agreement or other document evidencing such PAETEC Unit Award) immediately prior to the Effective Time, including existing vesting and delivery provisions without any acceleration thereof, except that each PAETEC Unit Award shall represent the right to receive that number of whole shares of Company Common Stock equal to the product of the number of shares of PAETEC Common Stock that were subject to such assumed PAETEC Unit Award immediately prior to the Effective Time multiplied by the PAETEC Exchange Ratio, rounded down to the nearest whole share.

(iii) Effective as of the Effective Time, the Company shall assume the PAETEC Stock Plans only to the extent that the PAETEC Plan Options, the PAETEC Plan Warrants and the PAETEC Unit Awards which shall be assumed by the Company and converted into awards relating to the Company Common Stock pursuant to this Section 5.11(a)

were issued pursuant to the PAETEC Stock Plans. Effective as of the Effective Time, the Company shall assume (A) the US LEC Purchase Plan and (B) the US LEC Stock Plan only to the extent that the US LEC Stock Options which shall be assumed by the Company and converted into awards relating to the Company Common Stock pursuant to this Section 5.11(a) were issued pursuant to the US LEC Stock Plan.

(iv) Each of PAETEC and US LEC shall take all corporate action necessary (including in the case of PAETEC, amending any PAETEC Stock Agreements), so that, as of the Effective Time, (1) each PAETEC Option, each PAETEC Unit Award, each PAETEC Warrant, each US LEC Option, each US LEC Purchase Right and each US LEC Warrant is treated in accordance with the applicable provisions of Sections 5.11(a)(i), (a)(ii) and (a)(iii), and (2) assuming approval of the New Equity Plan pursuant to Section 5.11(e), each of the PAETEC Stock Plans and the US LEC Stock Plan shall terminate to the extent such plan is not assumed by the Company pursuant to Section 5.11(a)(iii). As soon as reasonably practicable following the Effective Time, the Company shall (A) issue to each holder of an assumed PAETEC Option, an assumed PAETEC Unit Award, an assumed PAETEC Warrant, an assumed US LEC Option, an assumed US LEC Purchase Right or an assumed US LEC Warrant, a document evidencing the foregoing assumption of such PAETEC Option, PAETEC Unit Award, PAETEC Warrant, US LEC Option, US LEC Purchase Right or US LEC Warrant, as applicable, and (B) issue appropriate notices setting forth such holder’s rights pursuant to the foregoing awards, including the effect of the Mergers on such awards. Prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery in connection with the exercise or settlement of the assumed PAETEC Options, assumed PAETEC Unit Awards, assumed PAETEC Warrants, assumed US LEC Options, assumed US LEC Purchase Rights and assumed US LEC Warrants. As soon as reasonably practicable following the Closing Date, subject to applicable SEC rules and regulations, the Company shall register the offering and sale by the Company of the shares of Company Common Stock subject to the assumed PAETEC Options, assumed PAETEC Unit Awards, assumed US LEC Options and assumed US LEC Purchase Rights on Form S-8 (or any successor form), and the Company shall maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as such awards remain outstanding.

(v) Each of the Company, PAETEC and US LEC shall take all corporate action necessary to ensure that, as of the Effective Time, the agreements or other arrangements set forth in Section 5.11(a)(v) of the PAETEC Disclosure Schedule and Section 5.11(a)(v) of the US LEC Disclosure Schedule are assumed by the Company.

(b) Effective as of the Closing, the Company shall, and shall cause its Subsidiaries (including the US LEC Surviving Corporation) to, continue the employment of each employee of US LEC who was employed by US LEC or its Subsidiaries immediately prior to the Closing (the “Continuing US LEC Employees”) on terms and conditions with respect to salary and wages that are substantially similar to those terms and conditions in effect as of immediately prior to the Closing. Nothing in this Agreement shall be construed as prohibiting the Company and its Subsidiaries (including the US LEC Surviving Corporation) from terminating the employment of any employee of US LEC and its Subsidiaries (including the US LEC Surviving Corporation) for any reason following the Closing Date. Effective as of the Closing, the Company shall, and shall cause its Subsidiaries (including the PAETEC Surviving Corporation)

to, continue the employment of each employee of PAETEC who was employed by PAETEC or its Subsidiaries immediately prior to the Closing (the “Continuing PAETEC Employees”; Continuing PAETEC Employees and Continuing US LEC Employees being referred to collectively as the “Continuing Employees”) on terms and conditions with respect to salary and wages that are substantially similar to those terms and conditions in effect as of immediately prior to the Closing. Nothing in this Agreement shall be construed as prohibiting the Company and its Subsidiaries (including the PAETEC Surviving Corporation) from terminating the employment of any employee of PAETEC and its Subsidiaries (including the PAETEC Surviving Corporation) for any reason following the Closing Date.

(c) To the extent that, following the Closing Date, a Continuing US LEC Employee commences participation in a PAETEC Benefit Plan or any employee benefit plan, program, agreement, policy or arrangement maintained by the Company (a “Company Benefit Plan”) or a Continuing PAETEC Employee commences participation in a US LEC Benefit Plan or a Company Benefit Plan, the Company shall, and shall cause its Affiliates and the applicable US LEC Benefit Plan, PAETEC Benefit Plan or Company Benefit Plan to, (i) credit each Continuing Employee’s service with US LEC or PAETEC, or any predecessor employers to US LEC or PAETEC, to the extent credited under the analogous US LEC Benefit Plan or PAETEC Benefit Plan, as service with US LEC, PAETEC or the Company, as the case may be, for all purposes under such US LEC Benefit Plan, PAETEC Benefit Plan or Company Benefit Plan; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that such credit would result in duplication of benefits with respect to the same period of service, (ii) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such US LEC Benefit Plan, PAETEC Benefit Plan or Company Benefit Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous US LEC Benefit Plan or PAETEC Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, to be waived with respect to such Continuing Employee and such Continuing Employee’s spouse and eligible dependents who become participants in such US LEC Benefit Plan, PAETEC Benefit Plan or Company Benefit Plan and (iii) give credit for or otherwise take into account under such US LEC Benefit Plan, PAETEC Benefit Plan or Company Benefit Plan the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the analogous US LEC Benefit Plan or PAETEC Benefit Plan for the year in which the Closing Date occurs.

(d) Following the Effective Time, the Company and its Affiliates (including the US LEC Surviving Corporation) shall maintain the US LEC Retention and Severance Plan in accordance with its terms without any amendment thereto which would have the effect of adversely affecting any participant’s rights thereunder.

(e) Each of US LEC and PAETEC agrees that (i) prior to the mailing of the Joint Proxy Statement to stockholders of US LEC and stockholders of PAETEC, the Company and PAETEC, in PAETEC’s capacity prior to the Effective Time as the sole stockholder of the Company, shall adopt an omnibus-type equity incentive plan containing such terms as may be agreed upon by the Company, US LEC and PAETEC (the “New Equity Plan”) for the purposes of providing for the grant, following the Effective Time, of equity-based incentives to the directors, officers and other employees, advisors and consultants of the

Company and its Subsidiaries, and (ii) the New Equity Plan shall be submitted to US LEC’s stockholders for approval at the US LEC Stockholders’ Meeting, provided that the effectiveness of the New Equity Plan shall be subject to consummation of the Mergers.

SECTION 5.12 Affiliates. PAETEC shall use its reasonable efforts to cause each Person who is, in PAETEC’s reasonable judgment, an “affiliate” of PAETEC within the meaning of Rule 145 promulgated under the Securities Act (“PAETEC Rule 145 Affiliates”) to deliver to the Company, as soon as reasonably practicable and in any event prior to the PAETEC Stockholders’ Meeting, a written agreement substantially in the form attached hereto as Exhibit 5.12. The Company shall be entitled to place appropriate legends (reasonably acceptable to PAETEC) on the certificates evidencing any shares of Company Common Stock to be received by PAETEC Rule 145 Affiliates in the PAETEC Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Company Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the PAETEC Effective Time, upon the request of any holder of shares of Company Common Stock issued in the PAETEC Merger if such holder is not then a PAETEC Rule 145 Affiliate). US LEC shall use its reasonable efforts to cause each Person who is, in US LEC’s reasonable judgment, an “affiliate” of US LEC within the meaning of Rule 145 promulgated under the Securities Act (“US LEC Rule 145 Affiliates”) to deliver to the Company, as soon as reasonably practicable and in any event prior to the US LEC Stockholders’ Meeting, a written agreement substantially in the form attached as Exhibit 5.12. The Company shall be entitled to place appropriate legends (reasonably acceptable to US LEC) on the certificates evidencing any shares of Company Common Stock to be received by US LEC Rule 145 Affiliates in the US LEC Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Company Common Stock (provided that such legends or stop transfer instructions shall be removed, one year after the US LEC Effective Time, upon the request of any holder of shares of Company Common Stock issued in the US LEC Merger if such holder is not then a US LEC Rule 145 Affiliate).

SECTION 5.13 Notification of Certain Matters. US LEC shall give prompt notice to PAETEC and PAETEC shall give prompt notice to US LEC, as the case may be, of the occurrence, or failure to occur, with respect to the other party, of any event, which occurrence or failure to occur would reasonably be expected to cause (a) (i) any representation or warranty of the other party contained in this Agreement that is qualified as to “materiality” or “Material Adverse Effect” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of the other party contained in this Agreement that is not qualified as to “materiality” or “Material Adverse Effect” to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the other party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, US LEC shall give prompt notice to PAETEC and PAETEC shall give prompt notice to US LEC, as the case may be, of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on the party receiving such notice and its Subsidiaries, taken as a whole, or which would reasonably be expected to result in the failure by the other party to satisfy any of the conditions set forth in Article VI to be satisfied by such other party. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.13 shall not limit or otherwise affect the remedies available hereunder to the party providing or receiving such notice or the conditions to either party’s obligation to consummate the PAETEC Merger or the US LEC Merger, as applicable.

SECTION 5.14 Financing.

(a) The Company, US LEC and PAETEC shall use their respective reasonable best efforts to satisfy the conditions contained in the executed commitment letter (the “Commitment Letter”), attached hereto as Exhibit 5.14(a), from Deutsche Bank and Merrill to provide debt financing to the Company to refinance the senior secured indebtedness of US LEC and PAETEC as provided herein and therein and to repurchase the US LEC Preferred Stock in connection with the Mergers in an aggregate amount set forth therein (the “Financing”) (including all conditions relating to cooperating and assisting Deutsche Bank and Merrill in their syndication efforts with respect to the Financing). If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, all of such parties shall use their respective reasonable best efforts to arrange to obtain alternative financing from alternative sources (on terms and conditions, taken as a whole, no less favorable to the Company in any material respect than those set forth in the Commitment Letter) in an amount sufficient to refinance the senior secured indebtedness of US LEC and PAETEC referred to in Sections 5.14(b) and 5.14(c) and in the Commitment Letter and to repurchase the US LEC Preferred Stock.

(b) Unless US LEC and PAETEC otherwise agree, on or prior to the Closing Date, US LEC shall redeem, repurchase and/or otherwise discharge all of its outstanding Second Priority Senior Secured Floating Rate Notes due 2009 (the “US LEC Notes”) from the proceeds of the Financing or the alternative financing referred to in Section 5.14(a) at a price not to exceed 105.5% (expressed as a percentage of the principal amount thereof), together with all accrued and unpaid interest to the date of redemption, repurchase or discharge, as the case may be. US LEC shall use its reasonable best efforts to cause the trustee to execute and deliver the proper instruments evidencing such redemption, repurchase and/or discharge on the Closing Date or as soon as reasonably practicable thereafter.

(c) As of or concurrently with the Closing, all outstanding obligations under (x) the existing first lien credit agreement, dated as of June 12, 2006, and (y) the existing second lien credit agreement, dated as of June 12, 2006 (collectively, the “Existing PAETEC Credit Agreements”), to which PAETEC and PaeTec Communications, Inc. (“PAETEC Sub”) are parties shall be repaid in full by the Company from the proceeds of the Financing or the alternative financing referred to in Section 5.14(a), all as set forth in payoff letters from the Administrative Agent (as defined in the Existing PAETEC Credit Agreements), and PAETEC shall, and shall cause PAETEC Sub to, terminate all commitments and letters of credit issued under the Existing PAETEC Credit Agreements. PAETEC shall use its reasonable best efforts to cause the Administrative Agent to execute and deliver the proper instruments evidencing such repayment and termination on the Closing Date or as soon as reasonably practicable thereafter.

(d) The Company and US LEC each agree not to (i) amend or modify the Commitment Letter in any material respect or (ii) use the proceeds of the Financing in any manner not permitted by the Commitment Letter.

SECTION 5.15 Stockholder Litigation. Each of US LEC and PAETEC shall keep the other reasonably informed of, and cooperate with the other in connection with, any stockholder litigation or claim against it and/or its respective directors or officers relating to the Mergers or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without such other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that all obligations in this Section 5.15 shall be subject to the obligations of each such party under Applicable Laws relating to attorney-client communication and privilege.

SECTION 5.16 Section 16(b). The Board of Directors of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the acquisition by officers and directors of PAETEC and of US LEC who will become officers and directors of the Company at the Effective Time of Company Common Stock in exchange for shares of PAETEC Common Stock or US LEC Common Stock, and of options to purchase Company Common Stock and of other derivative securities of the Company, upon assumption and conversion by the Company of options to purchase PAETEC Common Stock, options to purchase US LEC Common Stock or other derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of PAETEC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the PAETEC Effective Time providing that the disposition by officers and directors of PAETEC Common Stock in exchange for shares of Company Common Stock, and of options to purchase PAETEC Common Stock and of other PAETEC derivative securities upon assumption and conversion by the Company of options to purchase PAETEC Common Stock and upon assumption and conversion of such other PAETEC derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of US LEC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the US LEC Effective Time providing that the disposition by officers and directors of US LEC Common Stock in exchange for shares of Company Common Stock, and of options to purchase US LEC Common Stock and of other US LEC derivative securities upon assumption and conversion by the Company of options to purchase US LEC Common Stock and upon assumption and conversion of such other US LEC derivative securities, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

SECTION 5.17 Certain PAETEC Agreements. PAETEC shall not breach, amend or modify in any manner any of (i) the PAETEC Senior Officer Agreements, (ii) the PAETEC Ancillary Agreement or (iii) the Conversion Agreement.

SECTION 5.18 Corporate Actions. By the close of business on the day immediately after the date hereof, (a) PAETEC, as the holder of all of the outstanding shares of capital stock of the Company, shall adopt this Agreement and approve the transactions contemplated hereby, and (b) the Company, as the holder of all of the outstanding shares of capital stock of Merger Sub U and of Merger Sub P, shall adopt this Agreement and approve the transactions contemplated hereby.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The obligation of each party to effect the PAETEC Merger and the US LEC Merger, as applicable, is subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Stockholder Approvals. Each of the US LEC Stockholder Approval (except for such approval relating to the New Equity Plan) and the PAETEC Stockholder Approval (except, to the extent applicable, for such approval relating to the New Equity Plan) shall have been obtained.

(b) Antitrust Waiting Periods. The waiting periods (and any extensions thereof) and any approvals applicable to the Mergers under the HSR Act shall have been terminated or shall have expired or shall have been obtained, as applicable.

(c) Regulatory Approvals. All regulatory approvals shall have been obtained, including (i) the authorization required to be obtained from the FCC for the consummation of the Mergers, (ii) all approvals, if any, required to be obtained (A) with or from any state public service or public utility commissions or similar state regulatory bodies listed in Section 3.1(c)(v)(E) of the PAETEC Disclosure Schedule or Section 3.2(c)(v)(D) of the US LEC Disclosure Schedule, or (B) under any foreign governments, in each case in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (except in the case of this clause (ii), for any failures to obtain such approvals that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, the US LEC Surviving Corporation, the PAETEC Surviving Corporation and their respective Subsidiaries, taken as a whole (determined for purposes of this clause (ii) after giving effect to the Mergers)).

(d) Consents and Approvals. Other than the expirations and approvals required by Sections 6.1(b) and 6.1(c), all filings with, and all consents, approvals and authorizations of, any Governmental Entity or other Persons required to be made or obtained by US LEC, PAETEC or any of their respective Subsidiaries to consummate the Mergers shall have been obtained, other than such consents, approvals and authorizations the failure of which to be made or obtained would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the US LEC Surviving Corporation, the PAETEC Surviving Corporation and their respective Subsidiaries, taken as a whole (determined, for purposes of this clause, after giving effect to the Mergers).

(e) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement.

(f) Form S-4. The Form S-4 shall have been declared effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of US LEC and PAETEC to their stockholders, respectively, and no stop order or proceedings seeking a stop order shall have been initiated or, to the Knowledge of US LEC or PAETEC, threatened by the SEC.

(g) Listing. The shares of Company Common Stock issuable to the stockholders of PAETEC and US LEC under Article II and any other shares of Company Common Stock to be reserved for issuance following consummation of the Mergers (including any shares of Company Common Stock issuable pursuant to the PAETEC Warrants, the PAETEC Options, the PAETEC Unit Awards, the US LEC Warrants, the US LEC Options or the US LEC Purchase Rights upon their assumption and conversion hereunder) shall have been authorized for listing on NASDAQ or, if listing of the Company Common Stock on NASDAQ shall not have been reasonably practicable, the NASDAQ Capital Market (or any stock exchange successor to The NASDAQ Stock Market LLC), upon official notice of issuance.

(h) US LEC Preferred Stock Repurchase. As of or concurrently with the Closing, US LEC shall have consummated the US LEC Preferred Stock Repurchase and no share of US LEC Preferred Stock shall be outstanding.

(i) Financing. As of or concurrently with the Closing, the Company shall have received aggregate net proceeds from the Financing or otherwise obtained alternative financing in accordance with Section 5.14(a) in an amount sufficient, together with cash on hand, to refinance all of the senior secured indebtedness of US LEC and PAETEC to the extent provided herein and to repurchase the US LEC Preferred Stock and shall have applied such proceeds to refinance such indebtedness (including the redemption, repurchase and/or discharge of the US LEC Notes in accordance with Section 5.14(b)) and to repurchase the US LEC Preferred Stock in accordance with the terms of the Repurchase Agreement.

(j) Dissenting Shares. Holders of no greater than 15% of the issued and outstanding shares of PAETEC Common Stock shall have demanded appraisal for such shares in accordance with the DGCL (excluding such holders who have failed to perfect, withdrawn or otherwise lost such right to appraisal) prior to the Closing.

(k) Board Composition. The Board of Directors of the Company as of the Effective Time shall have been constituted as provided in Section 1.8.

SECTION 6.2 Conditions to Obligations of PAETEC. The obligation of PAETEC to effect the PAETEC Merger is further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of US LEC set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.2(f)(ii), which shall be read with the Material Adverse Effect qualification)) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of US LEC. US LEC shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect of US LEC and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

(d) Officer’s Certificate. PAETEC shall have received an officer’s certificate duly executed by the Chief Financial Officer of US LEC to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(e) Tax Opinion. PAETEC shall have received a written opinion of PAETEC’s Counsel, in form and substance reasonably satisfactory to PAETEC, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the US LEC Merger together with the PAETEC Merger shall be treated as an integrated series of transfers under Section 351 of the Code. In rendering such opinion, PAETEC’s Counsel may require and rely upon representations and covenants, including those contained in Tax Representation Letters and others, reasonably satisfactory in form and substance to such counsel.

(f) Communications Regulatory Opinion. PAETEC shall have received a written opinion of PAETEC’s FCC counsel, dated the Closing Date, to the effect that, as of such date, (i) PAETEC and its Subsidiaries have all required authorizations, licenses and permits required under the Communications Act, and the rules, regulations, policies or orders of the FCC (the “FCC Authorizations”); (ii) all such FCC Authorizations are in full force and effect; (iii) there are no complaints, proceedings, investigations, protests, notices of violation, notices of apparent liability, petitions or other objections (whether formal or informal) currently pending or threatened at the FCC relating to the FCC Authorizations of PAETEC or its Subsidiaries; and (iv) the consummation of this Agreement and the other transactions contemplated hereunder will not result in or cause a cancellation, termination, revocation, forfeiture, modification or material impairment of such FCC Authorizations.

SECTION 6.3 Conditions to Obligations of US LEC. The obligations of US LEC to effect the US LEC Merger are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of PAETEC set forth herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein (other than the representation set forth in Section 3.1(f)(ii), which shall be read with the Material Adverse Effect qualification)) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PAETEC and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of PAETEC. PAETEC and the Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect of PAETEC and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement and be continuing.

(d) Officer’s Certificate. US LEC shall have received an officer’s certificate duly executed by the Chief Financial Officer of PAETEC to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) Tax Opinion. US LEC shall have received a written opinion of US LEC’s Counsel, in form and substance reasonably satisfactory to US LEC, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the US LEC Merger together with the PAETEC Merger shall be treated as an integrated series of transfers under Section 351 of the Code. In rendering such opinion, US LEC’s Counsel may require and rely upon representations and covenants, including those contained in Tax Representation Letters and others, reasonably satisfactory in form and substance to such counsel.

(f) Communications Regulatory Opinion. US LEC shall have received a written opinion of US LEC’s FCC counsel, dated the Closing Date, to the effect that, as of such date, (i) US LEC and its Subsidiaries have all required FCC Authorizations; (ii) all such FCC Authorizations are in full force and effect; (iii) there are no complaints, proceedings, investigations, protests, notices of violation, notices of apparent liability, petitions or other objections (whether formal or informal) currently pending or threatened at the FCC relating to the FCC Authorizations of US LEC or its Subsidiaries; and (iv) the consummation of this Agreement and the other transactions contemplated hereunder will not result in or cause a cancellation, termination, revocation, forfeiture, modification or material impairment of such FCC Authorizations.

(g) Certain PAETEC Agreements. None of the PAETEC Senior Officer Agreements, the PAETEC Ancillary Agreement or the Conversion Agreement shall have been breached, amended or modified in any manner, and each of the PAETEC Senior Officer Agreements, the PAETEC Ancillary Agreement and the Conversion Agreement shall be in full force and effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of US LEC or PAETEC:

(a) by mutual written consent of PAETEC and US LEC, if the Board of Directors of each so determines;

(b) by written notice of either PAETEC or US LEC (as authorized by the Board of Directors of PAETEC or US LEC, as applicable):

(i) if the Mergers shall not have been consummated by 180 days from the date of this Agreement (the “Outside Date”); provided, however, that if, as of such Outside Date, all conditions that are not to be satisfied by action taken at the Closing set forth in Sections 6.1, 6.2 and 6.3 shall have been satisfied or waived, other than the conditions set forth in Sections 6.1(b), 6.1(c) and (solely with respect to consents, approvals and authorizations of any Governmental Entity required to be made or obtained by US LEC, PAETEC or any of their respective Subsidiaries) 6.1(d), then the Outside Date shall be extended at the election of either PAETEC or US LEC to a date not later than 270 days from the date of this Agreement, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the Mergers not occurring on or before the Outside Date;

(ii) if a Governmental Entity that is of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling or taken any other action (including the failure to have taken an action), having the effect of permanently restraining, enjoining or otherwise prohibiting the PAETEC Merger or the US LEC Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to comply with Section 5.4 has caused or primarily resulted in such action by such Governmental Entity;

(iii) if the PAETEC Stockholder Approval shall not have been obtained at the PAETEC Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the PAETEC Stockholder Approval was taken; or

(iv) if the US LEC Stockholder Approval (excluding such approval with respect to the New Equity Plan) shall not have been obtained at the US LEC Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the vote to obtain the US LEC Stockholder Approval was taken;

(c) by PAETEC (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of US LEC set forth in this Agreement, or if any representation or warranty of US LEC shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such failure to satisfy such conditions is curable on or before the Outside Date, then only upon the failure of US LEC to cure such breach in all material respects within 30 days after written notice thereof shall have been received by US LEC or, if such breach could not reasonably be expected to be cured within such 30 days, only if US LEC does not promptly commence an action to cure such breach after receipt of notice and diligently prosecute such cure to completion as promptly as practicable and in no event later than the Outside Date;

(d) by US LEC (as authorized by its Board of Directors) upon a breach of any representation, warranty, covenant or agreement on the part of PAETEC set forth in this Agreement, or if any representation or warranty of PAETEC shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such failure to satisfy such conditions is curable on or before the Outside Date, then only upon the failure of PAETEC to cure such breach in all material respects within 30 days after written notice thereof shall have been received by PAETEC or, if such breach could not reasonably be expected to be cured within such 30 days, only if PAETEC does not promptly commence an action to cure such breach after receipt of notice and diligently prosecute such cure to completion as promptly as practicable and in no event later than the Outside Date;

(e) by PAETEC (as authorized by its Board of Directors), at any time prior to the US LEC Stockholder Approval, if US LEC, the US LEC Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the US LEC Stockholders’ Meeting in accordance with Section 5.1(b), (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of US LEC its recommendation that such stockholders adopt this Agreement and approve the transactions contemplated hereby and the Company Charter Amendment, (iii) effected a Change of Recommendation, (iv) failed to reconfirm its recommendation that such stockholders adopt this Agreement and approve the transactions contemplated hereby and the Company Charter Amendment within ten calendar days of receipt of a written request from PAETEC to do so, provided that PAETEC shall not make such request unless prior thereto a Person shall have made to US LEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition (as defined in Section 7.2(e)) with respect to US LEC, (v) approved or recommended any Alternative Transaction, or (vi) failed, within ten business days after any tender or exchange offer relating to US LEC Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of US LEC recommends rejection of such tender offer or exchange offer;

(f) by US LEC (as authorized by its Board of Directors), at any time prior to the PAETEC Shareholder Approval, if PAETEC, the PAETEC Board of Directors or any committee thereof, for any reason, shall have (i) failed to call or hold the PAETEC Stockholders’

Meeting in accordance with Section 5.1(b), (ii) failed to include in the Joint Proxy Statement distributed to the stockholders of PAETEC its recommendation that such stockholders adopt this Agreement and approve the transactions contemplated hereby, (iii) effected a Change of Recommendation, (iv) failed to reconfirm its recommendation that stockholders of PAETEC adopt this Agreement and approve the transactions contemplated hereby within ten calendar days of receipt of a written request from US LEC to do so, provided that US LEC shall not make such request unless prior thereto a Person shall have made to PAETEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to PAETEC, (v) approved or recommended any Alternative Transaction, or (vi) failed, within ten business days after any tender or exchange offer relating to PAETEC Common Stock commenced by any third Person shall have been first published, sent or given, to have sent to its security holders a statement disclosing that the Board of Directors of PAETEC recommends rejection of such tender offer or exchange offer;

(g) by PAETEC, at any time prior to the PAETEC Stockholder Approval, if (i) the Board of Directors of PAETEC authorizes PAETEC, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a PAETEC Superior Proposal and PAETEC notifies US LEC in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) US LEC does not make, within two business days of receipt of PAETEC’s written notification of its intention to enter into a binding agreement for a PAETEC Superior Proposal, an offer that the Board of Directors of PAETEC determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to PAETEC’s stockholders as the PAETEC Superior Proposal, it being understood that PAETEC shall not enter into any such binding agreement during such two-day period, and (iii) PAETEC, at or prior to any termination pursuant to this Section 7.1(g), pays to US LEC the PAETEC Termination Fee (as defined in Section 7.2(c)) by wire transfer of immediately available funds; or

(h) by US LEC, at any time prior to the US LEC Stockholder Approval, if (i) the Board of Directors of US LEC authorizes US LEC, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a US LEC Superior Proposal and US LEC notifies PAETEC in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (ii) PAETEC does not make, within two business days of receipt of US LEC’s written notification of its intention to enter into a binding agreement for a US LEC Superior Proposal, an offer that the Board of Directors of US LEC determines, in good faith after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to US LEC’s stockholders as the US LEC Superior Proposal, it being understood that US LEC shall not enter into any such binding agreement during such two-day period, and (iii) US LEC, at or prior to any termination pursuant to this Section 7.1(h), pays to PAETEC the US LEC Termination Fee (as defined in Section 7.2(b)) by wire transfer of immediately available funds.

SECTION 7.2 Effect of Termination and Payment.

(a) Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 and the payment of a US LEC Termination Fee or PAETEC Termination Fee, if any, this Agreement shall forthwith become void and have no effect and there shall be no liability of any nature whatsoever on the part of any of the parties, except (i) as set forth in Section 5.3(b), Section 5.6, this Section 7.2, or Article VIII (other than Section 8.1) to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (ii) that nothing herein shall relieve any party from any further liability for any willful or intentional breach of any representation, warranty, covenant or agreement of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the CDA, all of which obligations shall survive termination of this Agreement in accordance with their terms. Subject to the foregoing provisions of this Section 7.2(a), payments made pursuant to this Section 7.2 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

(b) Payment by US LEC. In the event that this Agreement is terminated by US LEC pursuant to any of Section 7.1(b)(iv) or 7.1(h) or by PAETEC pursuant to any of Section 7.1(b)(iv), 7.1(c) or 7.1(e), US LEC shall, concurrently with such termination (subject to the further provisions of this Section 7.2(b)), pay PAETEC a fee equal to the sum of (A) $3,000,000 plus (B) an amount equal to the reasonable out-of-pocket expenses incurred by PAETEC in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate, in immediately available funds (the “US LEC Termination Fee”); provided that, in the case of a termination pursuant to Section 7.1(b)(iv), 7.1(c), 7.1(e)(iv) or 7.1(e)(vi), the US LEC Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to US LEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to US LEC (such Person being referred to herein as the “US LEC Third Party Bidder”) and within 12 months following termination of this Agreement, an Acquisition of US LEC is consummated by the US LEC Third Party Bidder or its Affiliate or another Person, or US LEC enters into an agreement providing for an Acquisition of US LEC by the US LEC Third Party Bidder or its Affiliate or another Person, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable.

(c) Payment by PAETEC. In the event that this Agreement is terminated by PAETEC pursuant to any of Section 7.1(b)(iii) or 7.1(g) or by US LEC pursuant to any of Section 7.1(b)(iii), 7.1(d) or 7.1(f), PAETEC shall concurrently with such termination (subject to the further provisions of this Section 7.2(c)), pay US LEC a fee equal to the sum of (A) $6,000,000 plus (B) an amount equal to the reasonable out-of-pocket expenses incurred by US LEC in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate, in immediately available funds (the “PAETEC Termination Fee”); provided that in the case of a termination pursuant to Section 7.1(b)(iii), 7.1(d), 7.1(f)(iv) or 7.1(f)(vi), the PAETEC Termination Fee shall be payable only if following the date hereof and prior to such termination, any Person shall have made to PAETEC or its stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition with respect to PAETEC (such Person being referred to herein as the “PAETEC Third Party Bidder”) and within 12 months following termination of this Agreement, an Acquisition of PAETEC is consummated by the PAETEC Third Party Bidder or its Affiliate or another Person, or PAETEC enters into an agreement providing for an Acquisition of PAETEC by the PAETEC Third Party Bidder or its Affiliate or another Person, such fee payment to be made concurrently with the earlier of the consummation of such Acquisition or the execution of such agreement, as applicable.

(d) Interest and Costs; Other Remedies. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party to receive payment. Each of US LEC and PAETEC acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if US LEC or PAETEC, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.2 and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this Section 7.2, the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such claim, together with interest on the amounts set forth in this Section 7.2 at the rate of interest per annum publicly announced by Deutsche Bank as its prime rate at its principal office in New York City, as in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.2 shall not be in lieu of damages incurred in the event of breach of this Agreement, to the extent permitted by this Section 7.2.

(e) Certain Definitions. For the purposes of this Agreement, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the Mergers): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) a sale or other disposition by the party or any of its subsidiaries of assets representing in excess of 40% of the aggregate fair market value of the consolidated assets of the party and its subsidiaries immediately prior to such sale; or (iii) the acquisition by any Person or group of Persons (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group of Persons), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Person.

SECTION 7.3 Amendment. Subject to compliance with Applicable Laws, this Agreement may be amended by the parties at any time before or after the US LEC Stockholder Approval or the PAETEC Stockholder Approval; provided, however, that after the occurrence of either the PAETEC Stockholder Approval (excluding, to the extent applicable, such approval with respect to the New Equity Plan) or the US LEC Stockholder Approval (excluding such approval with respect to the New Equity Plan), there may not be, without further approval of the stockholders of PAETEC and US LEC, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered in the Mergers to the holders of PAETEC Common Stock and US LEC Common Stock hereunder, or which by Applicable Laws otherwise expressly requires the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or other governing body or a duly designated committee thereof.

SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by any other party hereto with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit the survival of any covenant or agreement of the parties in this Agreement which by its terms contemplates performance after the Effective Time.

SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to US LEC, to:

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

Fax: (704) 319-1200

Attention: J. Lyle Patrick, Executive Vice President and Chief Financial Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax: (917) 777-3860

Attention: Nancy A. Lieberman, Esq.

                  Randall H. Doud, Esq.

(b) if to PAETEC, the Company, Merger Sub U or Merger Sub P, to:

PAETEC Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Fax: 585-340-2563

Attention: Keith M. Wilson, Executive Vice President and Chief Financial Officer

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

8300 Greensboro Drive

Suite 1100

McLean, Virginia 22102

Fax: (703) 610-6200

Attention: Richard J. Parrino, Esq.

                  Charles E. Sieving, Esq.

SECTION 8.3 Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) An “Alternative Transaction” means any (i) transaction pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire more than 20% of the outstanding voting power of PAETEC Common Stock or US LEC Voting Stock (as defined in Section 8.3(w)), as applicable, whether from PAETEC or US LEC or pursuant to a tender offer or exchange offer or otherwise, (ii) transaction pursuant to which any Person (or group of Persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of PAETEC or US LEC, as applicable, and securities of the entity surviving any merger or business combination, including any of PAETEC’s or US LEC’s Subsidiaries) of PAETEC or US LEC, or any of their respective subsidiaries representing more than 20% of the fair market value of all of the assets, net revenues or net income of PAETEC and its Subsidiaries, taken as a whole, or US LEC and its Subsidiaries, taken as a whole, as applicable, immediately prior to such transaction, or (iii) other merger, share exchange, consolidation, business combination, recapitalization or similar transaction (other than the Mergers) involving PAETEC or US LEC or any of their respective subsidiaries, as applicable, as a result of which the holders of shares of PAETEC Common Stock or US LEC Voting Stock, respectively, immediately prior to such transaction would not, in the aggregate, own more than 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, in each case other than the transactions contemplated by this Agreement;

(c) “Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect;

(d) “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., §§ 136 et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., and the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes;

(e) “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date;

(f) “Governmental Entity” means any national, state, or local government or multinational body, any state administrative agency, commission (including the Federal Election Commission, the FCC and SEC), or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administrative functions of or pertaining to government, any stock exchange or self regulatory entity supervising, organizing and supporting any stock exchange;

(g) “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls;

(h) “Intellectual Property” means (i) trademarks, service marks, trade names, brand names, certification marks, designs, logos and slogans, commercial symbols, business name registrations, domain names, trade dress and other indications of origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not and whether or not reduced to practice, in any domestic or foreign jurisdiction; (iii) patents, applications for patents (including divisions, continuations, continuations-in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations and renewal applications), and any renewals, extensions, supplementary protection certificates or reissues thereof, in any such jurisdiction; (iv) research and development data, formulae, know-how, proprietary processes, algorithms, models and methodologies, technical information, designs, procedures, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works of authorship of any type (including the content contained on any web site), whether copyrightable or not, in any such jurisdiction; (vi) computer software (whether in source code or object code form), databases, compilations and data; and (vii) registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and (viii) any similar intellectual property or proprietary rights;

(i) “Knowledge” means, with respect to PAETEC, the actual knowledge of the individuals listed on Section 8.3(i) of the PAETEC Disclosure Schedule and, with respect to US LEC, the actual knowledge of the individuals listed on Section 8.3(i) of the US LEC Disclosure Schedule;

(j) “Leased Network Facilities” mean, with respect to US LEC and PAETEC and their respective Subsidiaries, all of the Network Facilities of the applicable company or such company’s subsidiaries that are not owned by the company or the company’s subsidiaries but are provided under lease, license, IRUs or other agreements, including Right-of-Way Agreements between the company or the company’s subsidiaries and third Persons;

(k) “Leased Real Property” means all real property occupied or used pursuant to all leases, subleases, licenses and occupancy agreements;

(l) “Material Adverse Effect” means, when used with respect to US LEC or PAETEC and their respective Subsidiaries, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably expected (i) to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, condition (financial or otherwise) or results of operations of US LEC and its Subsidiaries, taken as a whole, or PAETEC and its Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on US LEC and its Subsidiaries, taken as a whole, or PAETEC and its Subsidiaries, taken as a whole: (A) events or circumstances generally affecting the segments of the telecommunications industry in which US LEC and US LEC’s Subsidiaries and PAETEC and PAETEC’s Subsidiaries operate, and which do not have a materially disproportionate effect on US LEC and US LEC’s Subsidiaries or PAETEC and PAETEC’s Subsidiaries, as the case may be, (B) U.S. or global political or economic conditions, or (C) the execution, delivery, announcement or performance of this Agreement or the consummation of any transaction contemplated hereby; or (ii) to impair in any material respect the ability of such party to perform its obligations under this Agreement or prevent or materially delay the consummation by such party of any of the transactions contemplated hereby;

(m) “Network Facilities” means, with respect to US LEC and PAETEC and their respective Subsidiaries, all material network facilities (including, cable, wires, conduits, switches, and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith. For purposes of this definition, “material” shall mean any network facility the absence of which would materially and adversely affect the ability of the applicable company or any of its subsidiaries to use the company’s domestic or international networks, respectively, taken as a whole, in the manner and scope in which such respective network is currently being used;

(n) “Owned Network Facilities” means, with respect to US LEC, PAETEC and their respective Subsidiaries, Network Facilities that are owned by the applicable company or such company’s subsidiaries;

(o) “Owned Real Property” means real property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto, owned by a Person, and all easements, licenses, rights and appurtenances relating to the foregoing;

(p) “Permitted Liens” means (i) mechanics’, carriers’, workers’ or repairmen’s liens arising in the ordinary course of business and securing payments or obligations that are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) statutory landlord’s Liens and Liens granted to landlords under any leases, (iii) Liens for Taxes, assessments and other similar governmental charges which are not due and payable and (iv) Liens that arise under zoning, land use and other similar laws or regulations, and easements, covenants, rights-of-way and other imperfections of title or encumbrances, if any, which do not materially affect the marketability of the property subject thereto and do not materially impair the use of the property subject thereto as presently used;

(q) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(r) “PAETEC Ancillary Agreement” means the Amendment to Stockholders’ Agreement, dated as of the date hereof, among PAETEC and each of the stockholders of PAETEC set forth on the signature pages thereof, attached hereto as Exhibit 8.3(r);

(s) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body is (or, if there are no such voting interests, more than 50% of the equity interests of which are) owned directly or indirectly by such first Person;

(t) a “Superior Proposal” with respect to a party means an unsolicited, bona fide written Alternative Transaction Proposal made by a third Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, (i) all or substantially all of the assets of such party or (ii) over 50% of the outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction (or its ultimate parent), which the Board of Directors of such party has in good faith determined (taking into account, among other things, (A) its consultation with its outside legal counsel and a financial adviser of national reputation and (B) all terms and conditions of such Alternative Transaction Proposal and this Agreement (as it may be proposed to be amended by the other party hereto) to be more favorable, from a financial point of view, to such party’s stockholders (in their capacities as stockholders), than the terms of this Agreement (as it may be proposed to be amended by the other party hereto) and to be reasonably capable in feasibility and certainty of being consummated on the terms proposed, taking into account all other legal, financial, regulatory and other aspects of such Alternative Transaction Proposal (including conditions to consummation such as a financing condition);

(u) “Trade Secrets” means all inventions (whether or not patentable), discoveries, processes, procedures, designs, formulae, trade secrets, know-how, Software, ideas, methods, research and development, data, databases, confidential information and other proprietary or non-public information and data;

(v) “US LEC Preferred Stock Agreements” mean, collectively, the Preferred Stock Purchase Agreement, dated April 11, 2000, among US LEC and the Persons listed on Schedule 1 attached thereto, the Corporate Governance Agreement, dated April 11, 2000, among US LEC and the Persons listed on Schedule 1 attached thereto, the Registration Rights Agreement, dated as of April 11, 2000, among US LEC and the Persons listed on Schedule 1 attached thereto, and the Voting and Tag Along Agreement, dated as of April 11, 2000, by and among certain Investors, Richard T. Aab, Melrich Associates, L.P., Tansukh V. Ganatra and Super STAR Associates Limited Partnership; and

(w) “US LEC Voting Stock” means collectively, the US LEC Common Stock and the US LEC Preferred Stock.

SECTION 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition	86
Affiliate	88
Agreement	1
Alternative Transaction	88
Alternative Transaction Proposal	59
Applicable Laws	22
Blackstone	29
CDA	60
Certificates	9
Change of Recommendation	61
Closing	3
Closing Date	3
Code	2
Commitment Letter	75
Communications Act	29
Communications Laws	29
Company	1
Company Benefit Plan	73
Company By-Laws	5
Company Charter	5
Company Common Stock	1
Company Governance Amendments	5
Company Warrants	20
Continuing Employees	73
Continuing PAETEC Directors	6
Continuing PAETEC Directors Committee	6
Continuing PAETEC Employees	73
Continuing US LEC Directors	6
Continuing US LEC Directors Committee	6
Continuing US LEC Employees	73
Contract	88
Conversion Agreement	14
Corporate Transaction	33
Creditors’ Laws	17
Customer Requirements	32
Deutsche Bank	50
DGCL	1
Effect	90
Effective Time	4
Environmental Claims	27
Environmental Laws	88
Environmental Liabilities	89
Environmental Permits	27
ERISA	24
ERISA Affiliate	24
Exchange Act	5
Exchange Agent	9
Exchange Fund	9
Existing PAETEC Credit Agreements	76
FCC	18
FCC Authorizations	80
Financing	75
Form S-4	20
GAAP	19
Good Condition	32
Governmental Entity	89
Hazardous Materials	89
Houlihan Lokey	50
HSR Act	18
Improvements	31
Indemnified Parties	68
Independent Director	5
Industry Standards	32
Intellectual Property	89
IRUs	21
Joint Proxy Statement	20
Knowledge	90
Leased Network Facilities	90
Leased Real Property	90
Liens	13
Material Adverse Effect	90
Merger Consideration	7
Merger Sub P	1
Merger Sub U	1
Mergers	1
Merrill	29
Minimum Trading Price Test	8
NASDAQ	8
Network Facilities	90
Network Facility Agreement	32
New Equity Plan	74
Non-Compete Agreement	32
Note Purchase Agreement	36
Outside Date	82
Owned Network Facilities	91
Owned Real Property	91
PAETEC	1
PAETEC 1998 Plan	14
PAETEC 2001 Plan	14
PAETEC Agent Plan	14
PAETEC Ancillary Agreement	91
PAETEC Audited Financial Statements	19
PAETEC Balance Sheet	20
PAETEC Benefit Plans	24
PAETEC By-Laws	13

PAETEC Certificate of Merger	3
PAETEC Certificates	9
PAETEC Charter	13
PAETEC Common Stock	1
PAETEC Disclosure Schedule	12
PAETEC Effective Time	3
PAETEC Exchange Ratio	7
PAETEC Executive Plan	14
PAETEC Financial Statements	19
PAETEC Indemnified Parties	68
PAETEC Licenses or Permits	22
PAETEC Material Contract	30
PAETEC Merger	1
PAETEC Merger Consideration	7
PAETEC Non-Plan Options	14
PAETEC Non-Plan Warrants	14
PAETEC Options	14
PAETEC Organizational Documents	13
PAETEC Plan Options	14
PAETEC Plan Warrants	14
PAETEC Preferred Stock	14
PAETEC Reports	21
PAETEC Rule 145 Affiliates	74
PAETEC Senior Officer Agreement	33
PAETEC Stock Agreements	14
PAETEC Stock Plans	14
PAETEC Stockholder Approval	1
PAETEC Stockholders’ Meeting	63
PAETEC Sub	76
PAETEC Subsidiary Organizational Documents	13
PAETEC Surviving Corporation	3
PAETEC Termination Fee	85
PAETEC Third Party Bidder	85
PAETEC Unaudited Financial Statements	19
PAETEC Unit Award	72
PAETEC Voting Agreements	2
PAETEC Voting Debt	15
PAETEC Warrants	14
PAETEC’s Counsel	70
Permitted Liens	91
Person	91
Prospective PAETEC Financial Statements	59
Recommendations	2
Representatives	59
Repurchase Agreement	2
Right-of-Way Agreement	31
SEC	19
Securities Act	20
SOX	27
Subsidiary	91
Superior Proposal	91
Surviving PAETEC Common Stock	1
Surviving US LEC Common Stock	1
Tax Authority	26
Tax Representation Letters	70
Tax Return	26
Taxes	26
Trade Secrets	92
US LEC	1
US LEC Balance Sheet	41
US LEC Benefit Plans	45
US LEC By-Laws	35
US LEC Certificate of Merger	3
US LEC Certificates	9
US LEC Charter	35
US LEC Common Stock	1
US LEC Disclosure Schedule	34
US LEC Effective Time	3
US LEC Exchange Ratio	6
US LEC Indemnified Parties	68
US LEC Licenses or Permits	43
US LEC Material Contract	51
US LEC Merger	1
US LEC Merger Consideration	7
US LEC Notes	76
US LEC Options	36
US LEC Organizational Documents	35
US LEC Preferred Stock	35
US LEC Preferred Stock Agreements	92
US LEC Preferred Stock Repurchase	50
US LEC Purchase Plan	36
US LEC Purchase Right	71
US LEC Rule 145 Affiliates	75
US LEC SEC Documents	40
US LEC Stock Plan	35
US LEC Stockholder Approval	2
US LEC Stockholders’ Meeting	63
US LEC Subsidiary Organizational Documents	35
US LEC Surviving Corporation	3

US LEC Termination Fee	85
US LEC Third Party Bidder	85
US LEC Voting Agreements	2
US LEC Voting Debt	36
US LEC Voting Stock	92
US LEC Warrants	36
US LEC’s Counsel	70

SECTION 8.5 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Nothing in any representation, warranty, covenant or condition in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation, warranty, covenant or condition set forth in this Agreement, and each representation, warranty, covenant and condition in this Agreement shall be given full separate and independent effect.

SECTION 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents, agreements and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and neither party is relying on any other oral or written representation, agreement or understanding and (b) except for the provisions of Section 5.5 (which are intended to benefit the Indemnified Parties, including Indemnified Parties who or which are not parties hereto), is not intended to confer upon any Person other than the parties any rights or remedies; provided, that, prior to the Effective Time, US LEC shall be entitled to pursue damages on behalf of its stockholders in the event of an intentional breach of this Agreement or fraud by PAETEC, the Company, Merger Sub U or Merger Sub P, and PAETEC shall be entitled to pursue damages on behalf of its stockholders in the event of an intentional breach of this Agreement or fraud by US LEC, and each of such rights of US LEC and PAETEC are hereby acknowledged and agreed by each of the parties.

SECTION 8.8 Governing Law. This Agreement and any disputes arising out of or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, a federal court sitting in the State of Delaware or a Delaware state court.

SECTION 8.11 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Laws in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.14 Waiver of Jury Trial. EACH OF US LEC, PAETEC, THE COMPANY, MERGER SUB U AND MERGER SUB P HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF US LEC, PAETEC, THE COMPANY, MERGER SUB U AND MERGER SUB P IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 8.15 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware and, in the absence of jurisdiction of such court with respect to the applicable matter, any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, US LEC, PAETEC, the Company, Merger Sub U and Merger Sub P have caused this Agreement to be executed under seal by their respective officers thereunto duly authorized, all as of the date first written above.

US LEC CORP.

By:	/s/ Richard T. Aab
Name:	Richard T. Aab
Title:	Chairman of the Board

PAETEC CORP.

By:	/s/ Arunas A. Chesonis
Name:	Arunas A. Chesonis
Title:	President, Chief Executive Officer and Chairman

WC ACQUISITION HOLDINGS CORP.

By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Executive Vice President and
Chief Financial Officer

WC ACQUISITION SUB U CORP.

By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Vice President and Treasurer

WC ACQUISITION SUB P CORP.

By:	/s/ Keith M. Wilson
Name:	Keith M. Wilson
Title:	Vice President and Treasurer

Exhibit R-1

Repurchase Agreement

Exhibit R-2

PAETEC Voting Agreements

Exhibit 1.7(a)-1

Company Charter

Exhibit 1.7(a)-2

Company By-Laws

Exhibit 1.7(b)

Certain Officer Positions of the Company

At the Effective Time, the following persons shall hold the Officer positions with the Company set forth opposite their names below:

Name	Officer Position
Mr. Edward J. Butler, Jr.	Executive Vice President and Chief Operating Officer

Mr. Keith M. Wilson	Executive Vice President and Chief Financial Officer

Mr. J. Lyle Patrick	Executive Vice President of Integration

Exhibit 1.8

Members of the Board of Directors of the Company

The members of the Board of Directors of the Company at the Effective Time shall be the following:

•	Class I (term expires at the 2007 annual meeting of stockholders):

1.	Michael C. Mac Donald

2.	James A. Kofalt

3.	Future PAETEC Designee to be designated prior to the Effective Time

•	Class II (term expires at the 2008 annual meeting of stockholders):

1.	Mr. Tansukh V. Ganatra

2.	William R. McDermott

3.	Mark Zupan

•	Class III (term expires at the 2009 annual meeting of stockholders):

1.	Mr. Richard T. Aab

2.	Arunas A. Chesonis

3.	Keith M. Wilson

Exhibit 3.1(c)(vi)

Independent PAETEC Designees

1.	William R. McDermott

2.	Mark Zupan

Exhibit 3.2(c)(vi)

Independent US LEC Designees

1.	Michael C. Mac Donald

2.	Tansukh V. Ganatra

Exhibit 5.12

Form of Affiliate Letter Agreement

WC Acquisition Holdings Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of PAETEC/US LEC, a Delaware corporation (“PAETEC/US LEC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of August 11, 2006 (as it may be amended from time to time, the “Merger Agreement”), by and among US LEC CORP., a Delaware corporation (“US LEC”), PAETEC CORP., a Delaware corporation (“PAETEC”), WC ACQUISITION HOLDINGS CORP., a Delaware corporation and a wholly-owned subsidiary of PAETEC (the “Company”), WC ACQUISITION SUB U CORP., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub U”), and WC ACQUISITION SUB P CORP., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub P”), Merger Sub U and Merger Sub P will merge, respectively, with and into US LEC and PAETEC, respectively, pursuant to which mergers each share of Class A Common Stock, par value $.01 per share, of US LEC will be converted into the right to receive one share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) and each share of Class A Common Stock, par value $.01 per share, of PAETEC will be converted into the right to receive 1.623 shares of Company Common Stock (such transactions are referred to herein individually as the “US LEC Merger” and the “PAETEC Merger,” respectively), as a result of which the holders of US LEC Common Stock and PAETEC Common Stock will together own all of the outstanding shares of Company Common Stock. All terms used in this letter (the “Letter Agreement”) but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to the Company that in the event I receive any Company Common Stock as a result of the PAETEC/US LEC Merger:

I shall not make any sale, transfer or other disposition of Company Common Stock in violation of the Act or the Rules and Regulations.

I have carefully read this Letter Agreement and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Company Common Stock to the extent I believed necessary with my counsel or counsel for PAETEC/US LEC.

I have been advised that the issuance of Company Common Stock to me pursuant to the PAETEC/US LEC Merger shall be registered with the Commission under the Act on a

Registration Statement on Form S-4. However, I have also been advised that, since at the time the PAETEC/US LEC Merger will be submitted for a vote of the stockholders of PAETEC/US LEC I may be deemed to have been an affiliate of PAETEC/US LEC and the distribution by me of Company Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Company Common Stock issued to me in the PAETEC/US LEC Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, or as described in a letter from the staff of the Commission specifically issued with respect to a transaction to be engaged in by the undersigned, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

I understand that the Company is under no obligation to register the sale, transfer or other disposition of Company Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I also understand that stop transfer instructions will be given to the Company’s transfer agents with respect to Company Common Stock and that there will be placed on the certificates for Company Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

I also understand that unless the transfer by me of my Company Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed, at no cost to me, by delivery of substitute certificates without such legend, and/or the issuance of a letter to the Company’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the Closing

Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to the Company (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Act or pursuant to an effective registration under the Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of PAETEC/US LEC as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

Very truly yours,

By:
Name:

Accepted this [ ] day of
[ ], 2006

WC ACQUISITION HOLDINGS CORP.

By:
Name:
Title:

Exhibit 5.14(a)

Commitment Letter

Exhibit 8.3(r)

PAETEC Ancillary Agreement